Exhibit 10.1

PIPELINE CONSTRUCTION

AND OPERATING AGREEMENT

BY AND BETWEEN

ATMOS PIPELINE - TEXAS,

a division of

ATMOS ENERGY CORPORATION

AND

ENERGY TRANSFER FUEL, LP

DATED

NOVEMBER 30, 2005

i

5.2 Responsibilities of the Operator	18
5.3 Reports to the Management Committee	20
5.4 Operating Budget	20
5.5 Access	22

ARTICLE VI OPERATING ACCOUNT	22

6.1 Operating Account	22
6.2 Payment of Operating Expenses	22
6.3 Advances	22
6.4 Interest on Late Payments	23
6.5 Other Effects of Late Payment	23
6.6 Payment Disputes	23
6.7 Books and Records, Audit	24

ARTICLE VII GAS TRANSPORTATION	24

7.1 Atmos Use of the NSL Pipeline	24
7.2 NSL Pipeline Zone	25
7.3 Marketing Capacity	26

ARTICLE VIII ADDITIONS OR EXPANSIONS	26

8.1 Projects	26
8.2 Other Additional Construction	28
8.3 Provisions Applicable to all Projects and Additional Construction	28
8.4 Construction of Additions or Expansions Not Approved by the Management Committee	28

ARTICLE IX TERM, TERMINATION AND DISPOSITION OF INTEREST	29

9.1 Term, Effect of Termination	29
9.2 Liquidation Upon Termination	29
9.3 Dispute Resolution	30
9.4 Restrictions on Transfer of Party Interests	30

ARTICLE X INDEMNITY PROVISIONS	31

10.1 General Indemnity	31
10.2 Damage to NSL Pipeline or Property of Either Party	32
10.3 Liability for Damages	33

ARTICLE XI RELATIONSHIP OF PARTIES	33

11.1 No Partnership	33
11.2 Tax Matters	33
11.3 Waiver of Partition	34

ARTICLE XII DISPUTE RESOLUTION	34

12.1 Disputes	34
12.2 Arbitration Panel	34
12.3 Submission to Arbitration	34
12.4 Procedure	35
12.5 Replacement Arbitrator	35
12.6 Exclusivity	35
12.7 Privileges	36

ARTICLE XIII MISCELLANEOUS	36

13.1 Representations and Warranties	36
13.2 No Liens	36
13.3 Interpretation	37
13.4 No FERC Jurisdiction	37
13.5 Regulatory Compliance	37
13.6 Force Majeure	38
13.7 Notices	38
13.8 Waiver of Defaults or Rights	38
13.9 Choice of Law and Venue	39
13.10 Entire Agreement	39

LIST OF SCHEDULES

Schedule of Definitions

Insurance Schedule

LIST OF EXHIBITS

Exhibit A	Accounting Procedure

Exhibit B	Operational Specifications

Exhibit C	Certificate of Completion

Exhibit D	Gas Quality, Measurement and Testing

Exhibit E	Capacity Recall and Exchange Provisions

Exhibit F	Assignment to ETF

Exhibit G	Assignment to Atmos

Exhibit H	Recording Memorandum

PIPELINE CONSTRUCTION & OPERATING AGREEMENT

THIS PIPELINE CONSTRUCTION & OPERATING AGREEMENT (this “Agreement”) is made and entered into on this 30 day of November, 2005, by and between ATMOS PIPELINE - TEXAS, a Division of Atmos Energy Corporation, a Texas and Virginia corporation (“Atmos”) and ENERGY TRANSFER FUEL, LP, a Delaware limited partnership (“ETF”). Atmos and ETF may sometimes be referred to collectively as “Parties” or individually as a “Party.”

PURPOSE

The Parties have agreed to construct a natural gas pipeline to serve gas distribution customers in developing areas of North Texas and to provide gas producers and other shippers in the Fort Worth Basin area of Texas with pipeline capacity to reach markets on both the Atmos and ETF pipeline systems. The Parties have agreed to construct a pipeline and to contribute portions of the capacity on each Party’s respective existing pipeline systems in order to achieve that purpose.

RECITALS

1. The Parties have agreed to construct, operate and own a 30-inch pipeline approximately 45 miles in length, running from an interconnection with Atmos’ Line W near Justin in Denton County, Texas to a point at or near the ETF Collin Line and the Atmos D17-9 pipeline, both of which are in Collin County, Texas (together with all appurtenances, real property interests and associated compression at or near Justin, Texas and Howard, Texas, the “NSL Pipeline”).

2. Each Party will own a 50% undivided interest in the NSL Pipeline.

3. This Agreement sets forth the terms and conditions governing the rights and relationship of the Parties in and to the NSL Pipeline.

4. Capitalized terms used in this Agreement, when not defined in context, are defined in the Accounting Procedures or other Schedules and Exhibits to this Agreement. The Schedule of Definitions attached hereto lists terms defined in this Agreement and the Section number where the definition may be found.

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Therefore, in consideration of the mutual agreements hereinafter set forth, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

MANAGEMENT COMMITTEE

1.1	General.

(a) Within 15 days from the effective date of this Agreement, the Parties must form a committee (the “Management Committee”), composed of 4 members (each, a “Member”), 2 of whom will be appointed by Atmos, and 2 of whom will be appointed by ETF.

(b) The Management Committee must hold its initial meeting within 15 days from the effective date of this Agreement.

(c) If a Party makes a permitted transfer of all of its interest in the NSL Pipeline, the transferee of the interest is entitled to immediately assume the transferor’s membership on the Management Committee and vote on any issue, including replacement of the Constructor or Operator (as such terms are defined in Sections 3.1(b) and 3.1(d), respectively).

(d) Each Party has the power to replace, or substitute for, its respective member representatives, or either of them, as Members of the Management Committee, at will, by letter or facsimile to the other Party.

(e) The Operator, Constructor or any Party required or permitted to act may (but unless expressly so stated, is not required to) request instructions and guidance from the Management Committee and except in an emergency, may defer action pending receipt of instructions or guidance from the Management Committee.

(f) Unless otherwise specifically provided, wherever in this Agreement the consent or approval of the Parties is required or contemplated or referred to, such consent or approval may be evidenced by action of the Management Committee, and any action taken by the Management Committee will be binding upon each of the Parties hereto under this Agreement.

1.2	Meetings.

(a) The Management Committee must hold meetings no less than once in each successive 6 month period beginning on the date of the initial meeting required under Section 1.1(b) above. The Management Committee will determine the time and place for its regular meetings and establish procedures for calling special meetings.

(b) The Management Committee must hold special meetings:

(i)	upon the request of the Chairman or the Vice Chairman; or

(ii)	upon the request of either Party.

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(c) Meetings may be conducted by means of conference telephone or similar communications equipment, if so desired, so long as all Members participating in the meeting are able to hear each other.

1.3	Organizational Matters.

(a) The Management Committee must:

(i)	elect a Chairman and Vice Chairman; and

(ii)	must appoint a Secretary who is required to:

1.	keep reasonably detailed minutes of all meetings;

2.	keep a record of all other Management Committee actions; and

3.	perform other duties commonly incident to the office of Secretary.

(b)	The Management Committee must:

(i)	establish any other necessary procedures incident to its purpose and function under this Agreement; and

(ii)	establish the methods by which it will take the actions required of it under this Agreement.

1.4	Quorum.

(a) The Management Committee will be entitled to transact business at a meeting (will have a “quorum”) if at least one of the Members appointed by each Party is present.

(b) A Member may appoint a proxy to attend, and have voting rights at, any meeting which the Member is unable to attend.

(c) Action may be taken without a meeting, if each Member consents thereto in writing.

1.5	Voting, Action.

(a) Any action taken by the Management Committee must be unanimous to be effective and binding upon the Parties.

(b) If only one of a Party’s Members is present at a Management Committee meeting, the Member may cast votes on behalf of both of that Party’s Members.

(c) In the event the Management Committee is not able to approve of any action by unanimous consent, such dispute shall be, if requested by either of the Parties, resolved in accordance with the dispute resolution procedures set forth in Article XII.

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1.6	Sub-Committees.

(a) The Management Committee may create one or more sub-committees (each, a “Sub-Committee”) to perform certain of the Management Committee’s duties and responsibilities.

(b) A Sub-Committee may have any number of members.

(c) If the Management Committee delegates a responsibility to a Sub-Committee, the Sub-Committee must report back to the Management Committee with its recommendation within the designated period of time. If the Sub-Committee’s recommendation is not unanimous, the report must so state. The Management Committee has discretion to accept or reject the recommendation of the Sub-Committee.

(d) The Management Committee will, at its first meeting, appoint an Engineering Sub-Committee (the “Engineering Sub-Committee”). The Engineering Sub-Committee must:

(i)	perform the tasks designated by the Management Committee; and

(ii)	during Construction, report weekly to the Management Committee concerning the progress of Construction.

1.7	Notices.

(a) The Secretary must notify each Member of the time and place of each meeting of the Management Committee, not later than 10 days before the date of the meeting.

(b) Any notice required by this Article must be addressed to the Member as provided in Section 13.7.

(c) A written waiver of any required notice, signed by a Member, whether before or after the time the notice was required, will be deemed to be the equivalent of notice.

1.8	Poll of Committee Members.

(a) The Constructor or Operator is authorized to poll the Management Committee if:

(i)	a circumstance requires Management Committee approval, but is too urgent to be delayed until the next scheduled Management Committee meeting; or

(ii)	a circumstance arises which requires Management Committee approval, but the Chairman, the Constructor or the Operator believe it may be disposed of by poll.

(b) A poll of the Management Committee:

(i)	may be by telephone or other electronic means;

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(ii)	must be recorded in writing by the Secretary; and

(iii)	must be submitted by written report to all Management Committee Members immediately after the poll is taken.

ARTICLE II

CONTRIBUTIONS AND OWNERSHIP

2.1 Atmos Contributions.

(a) As its contribution under this Agreement, Atmos will:

(i)	contribute:

1.	the rights to utilize certain pipeline line rights-of-way that are owned by it, and that are described on the exhibit to Exhibit F hereto, to facilitate Construction;

2.	all engineering and other work completed to date concerning pipeline routing and design;

3.	any work performed by Atmos pursuant to Section 4.8; and

4.	the cost of outside legal counsel reasonably acceptable to both Parties, in connection with the review and negotiation of easements and rights-of-way by ETF under Section 4.2(a)(iv) and 4.2(b), below, with the exception of costs under Section 4.2(a)(iv)4 (which costs shall remain the responsibility of ETF).

(ii)	provide an amount of money that is equal to:

1.	50% of that portion of the Construction Costs described in Section 4.5(a), for Construction of the pipeline portion of the NSL Pipeline. This portion of Atmos’ contribution is limited to a total of $42,500,000.00; and

2.	50% of that portion of the Construction Costs described in Section 4.5(b), for constructing compression, without regard to the limit set forth in sub-paragraph 2.1(a)(ii)1 above.

(b) The Management Committee will, no later than January 10, 2006, determine:

(i)	the portion of the NSL Pipeline that was in service and capable of flowing gas as of December 31, 2005, based upon any Segment Certificate of Completion issued pursuant to Section 4.11(d) or by issuing a Segment Certificate of Completion effective as of December 31, 2005; and

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(ii)	the portion of the Construction Costs attributable to any such Segment (the “Segment Cost”).

(c) In order to make the contribution set forth in paragraph (a)(ii), above, Atmos will pay:

(i)	50% of Atmos’ share of the Segment Cost. This payment will be made no later than 10 days following Atmos’ receipt of ETF’s invoice setting forth the Segment Cost as determined by the Management Committee; and

(ii)	subject to being “trued-up” pursuant to Section 2.4(a), 50% of the balance of Atmos’ portion of the Construction Costs, no later than 10 days following the Operational Date.

2.2	ETF Contributions. As its contribution under this Agreement, ETF will provide an amount of money that is equal to the difference between:

(a) the Construction Costs (as defined in Section 4.5(c)); and

(b) Atmos’ contribution under Section 2.1.

2.3	System Ownership. Subject to the provisions of this Agreement, Atmos and ETF shall each have and own an undivided 50% ownership interest in the NSL Pipeline.

2.4	Valuation of Atmos Contribution and Final True-up.

(a) As soon as reasonably practicable following the Operational Date, but not later than 60 days following the Operational Date, the Management Committee will assign a monetary value to the portion of Atmos’ contribution that is described in Section 2.1(a)(i).

(b) No later than 90 days following the Operational Date, the Management Committee will perform an audit to “true-up” Atmos’ portion of the actual Construction Costs against the contributions made by Atmos pursuant to Section 2.1.

(c) Upon such “true-up,” 50% of the agreed-upon value will be credited toward payment of Atmos’ share of the Construction Costs as determined pursuant to paragraph (b) of this Section 2.4. For example, if the Management Committee determines that the value of 100% of such contribution is $5,000,000 and the Management Committee determines, pursuant to the audit performed under the terms of paragraph (a), that Atmos owes ETF $10,000,000, Atmos will only be required to pay ETF $7,500,000 ($10,000,000, less 50% of $5,000,000 or $2,500,000 equals $7,500,000).

(d) No later than 10 days following the release of the results of the audit performed pursuant to paragraph (b) of this Section 2.4, the Party owing the greater amount, according to the results of the audit, will pay the other Party the net amount.

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ARTICLE III

OPERATIONAL CONTROL OF THE NSL PIPELINE

3.1	Operational Control.

(a) Subject to the direction of the Management Committee as herein provided, ETF will construct, and exercise control over, the NSL Pipeline until the Operational Date (as defined in Section 4.11(c)).

(b) The Party constructing, and exercising control over, the NSL Pipeline prior to the Operational Date may sometimes be referred to herein as the “Constructor.”

(c) Upon the Operational Date, the Parties will cooperate to have Atmos designated to the Railroad Commission of Texas as the Operator of the NSL Pipeline and Atmos will assume, subject to the direction of the Management Committee as herein provided, actual operational control of the NSL Pipeline.

(d) The Party exercising operational control of the NSL Pipeline after the Operational Date (as defined in Section 4.11(c)), will be known as the “Operator.”

(e) If there are one or more Segment Operational Dates (as defined in Section 4.11(d)), Atmos will exercise operational control over any Segment (as defined in Section 4.11(d)) that is operational, and ETF will construct and exercise control over the remaining portions of the NSL Pipeline until the Segment Operational Date or the Operational Date, whichever is applicable.

3.2	Insurance.

(a) The Parties will comply with the terms of the Insurance Schedule at all times during the term of this Agreement.

(b) Notwithstanding the above, it is the Parties’ intent that each Party has an insurable interest in the NSL Pipeline at all times during the term of this Agreement.

3.3	Voluntary Withdrawal of the Constructor or Operator.

(a) The Constructor or Operator will be discharged and its powers, rights, and duties terminated upon the selection of a successor Constructor or Operator by the Management Committee if the Constructor or Operator:

(i)	resigns; or

(ii)	transfers its interest in the NSL Pipeline pursuant to the provisions of Article IX, other than a transfer:

1.	to an Affiliate;

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2.	as a result of merger, corporate reorganization, consolidation or conversion; or

3.	in connection with the sale of substantially all of a Party’s gas transmission assets located in the State of Texas.

(b) From the date the Constructor or Operator notifies the Management Committee in writing of its intention to do either of items (i) or (ii), above, the Management Committee will have 120 days in which to select a successor Constructor or Operator. The current Constructor, or Operator, as applicable, will continue to serve in that capacity until the Management Committee has selected a successor.

(c) The Constructor’s or Operator’s withdrawal under this Section 3.3 does not affect a Party’s, or its permitted assignee’s, right to vote as a Member of the Management Committee.

3.4	Removal of the Constructor or Operator.

(a) The Constructor or Operator will be discharged and its powers, rights, and duties terminated if the Constructor or Operator:

(i)	becomes insolvent as defined in §101.32 of the U.S. Bankruptcy Code.;

(ii)	is unable to pay its debts as they fall due;

(iii)	voluntarily has or is subject to an order requiring a receiver, provisional liquidator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets, or one is appointed involuntarily and the receiver is not removed within 30 days;

(iv)	terminates its legal existence, other than as a result of a merger, share exchange, corporate reorganization, consolidation or conversion;

(v)	forfeits its right to transact business within the State of Texas and fails to promptly prosecute remedial actions to restore such right within a reasonable time; or

(vi)	fails to construct or operate the NSL Pipeline in accordance with the material terms and provisions of this Agreement.

Each of (i) through (vi) being a “Default Event.”

(b) If a Party states its intention to remove the Constructor or Operator under this Section 3.4 as the result of the occurrence of a Default Event, and the Management Committee does not approve the removal, the dispute must be submitted to the dispute resolution procedures of Article XII. The Constructor or Operator may not be discharged before the final resolution of the dispute once submitted to the dispute resolution procedures of Article XII.

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(c) Upon the decision of the Management Committee to remove the Constructor or Operator, or upon the decision of the dispute resolution panel under the dispute resolution procedures of Article XII to remove the Constructor or Operator, as the case may be:

(i)	the Management Committee must immediately select a successor Constructor or Operator (who may be a Party or any other competent person, firm or corporation); and

(ii)	unless the current Constructor or Operator has terminated its legal existence or forfeited its right to transact business (as stated above), the current Constructor or Operator must continue to serve as the Constructor or Operator until the Management Committee appoints a successor.

ARTICLE IV

NSL PIPELINE CONSTRUCTION

4.1	Construction. Subject to the supervision and direction of the Management Committee, the Constructor will perform or cause to be performed, in a good and workmanlike manner, in accordance with good industry practice for transmission pipelines, standard engineering practices and in compliance with all applicable laws, rules and regulations of all governmental authorities having jurisdiction, all the tasks required in connection with the Construction of the NSL Pipeline.

4.2	Scope of Construction.

(a) At the direction of the Management Committee, the Constructor will perform, or cause to be performed, the Construction of the NSL Pipeline, including all of the following tasks:

(i)	design, supervise and perform or cause to be performed all work necessary to make the NSL Pipeline operational;

(ii)	conduct and supervise a route survey for the NSL Pipeline such that the route of the NSL Pipeline is as efficient and advantageous as reasonably possible in order to accommodate the interconnections set forth in item (viii);

(iii)	draft, or cause the drafting, of alignment sheet drawings and plats;

(iv)	in compliance with all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction, perform all work required to obtain the necessary real property rights (other than those real property rights, rights-of-way and easements contributed by Atmos as set forth in Section 2.1) for the NSL Pipeline, including:

1.	obtaining all necessary rights-of-way, easements and other interests in land for all above and below ground facilities, including any temporary construction easements that may be

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required and any other land and access related services necessary or advisable during the Construction;

2.	conducting negotiations with landowners, including settling right of way damage claims;

3.	using commercially reasonable efforts to acquire easements and right of way agreements providing for multiple line rights and a minimum right-of-way width of 50 feet;

4.	arranging for and conducting all condemnation and other legal proceedings in accordance with applicable law and pay all related court costs and fees;

5.	submitting reports to keep the Management Committee informed of the progress of the real property work and condemnation proceedings;

6.	placing of record in the appropriate counties all rights-of-way, easements and other documents that are customarily so recorded; and

7.	providing the other Party with copies of all recorded right of way documents as well as copies of any other agreements and documents which are not customarily recorded (e.g., railroad permits, licenses and road crossing permits);

(v)	specify and procure all materials and supplies to be used in the Construction;

(vi)	secure all necessary licenses, permits, franchises and other authorizations or approvals necessary for Construction;

(vii)	provide all necessary supervisory, administrative, technical and other services required for Construction, and doing all other things that are necessary or appropriate to the accomplishment of the purposes of this Agreement;

(viii)	construct interconnections with the following pipelines:

1.	Atmos’ Line W near Justin, Texas;

2.	ETF’s Collin Line near Frisco, Texas (the “Collin Point”);

3.	Atmos’ Line D17-9 near Frisco, Texas;

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4.	construct an interconnection between Atmos Line V North and the Bethel Howard Pipeline, near Howard Texas (the “Howard Point”); and

5.	other points determined by the Management Committee; and

(ix)	create and maintain engineering and construction files, drawings, alignment maps and similar records, and, upon completion of Construction, turn over such files, drawings, maps and records (or copies thereof) to Operator.

(b) At the direction and discretion of the Management Committee, the Constructor will perform, or cause to be performed, the construction of compression required to make the NSL Pipeline function in connection with the pipeline systems of the Parties, as determined by the Management Committee, including all of the following tasks:

(i)	acquiring the real property rights required in connection with compressor sites (substantially according to the applicable procedures set forth in (a)(iv), above);

(ii)	constructing compression at the interconnection of Atmos’ Line W and the NSL Pipeline at or near Justin, Texas and at the Howard Point;

(iii)	constructing any other compression determined by the Management Committee; and

(iv)	performing that portion of any of the tasks set forth in paragraph (a), above required to accomplish the purposes of this paragraph (b).

(c) The tasks set forth in this Section 4.2 collectively comprise the “Construction.”

4.3	Construction Related Contracts.

(a) The Management Committee may authorize Atmos or ETF employees to perform Construction related work. Except as provided herein, any Construction related work not performed by employees of Atmos or ETF or their Affiliates must be submitted for competitive bids, and awarded as determined by the Management Committee.

(b) Before the Constructor solicits any bids from prospective contractors, the Management Committee must approve:

(i)	the engineering design, specifications and general plans for Construction;

(ii)	the contracts that will be utilized for Construction; and

(iii)	all prospective contractors. Constructor and the applicable Sub-Committee shall only consider contractors that:

1.	maintain a program for complying with all applicable provisions of 49 Code of Federal Regulations (“CFR”) Part 192;

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2.	have an Experience Modification Ratio (as reported by the federal Occupational Safety and Health Administration or by an insurance provider) of less than 1; and

3.	maintain a program for complying with all applicable provisions of 49 CFR Part 199, including, without limitation, as pertains to drug and alcohol awareness and testing.

(c) The Constructor may not enter into any contract in connection with the Construction, or make any purchase of an individual item in connection therewith, in excess of $100,000.00 without the Management Committee’s prior approval.

(d) Pursuant to the recommendations of the applicable Sub-Committee, if any, and subject to the approval of the Management Committee, the Constructor must obtain bids (sealed or not, as recommended by the Sub-Committee and approved by the Management Committee) from prospective contractors on all contracts or purchases in excess of $500,000.00. The Constructor must give the other Party a reasonable opportunity to review the bid comparisons. The applicable Sub-Committee must approve any bid award that is not awarded to the low bid.

(e) Contracts for various portions of the Construction may, at the Constructor’s election, be bid and let at different times.

(f) All contracts entered into in connection with the Construction must be in a form, and contain terms and conditions, acceptable to the Management Committee. Except as otherwise expressly provided herein, the Constructor has direct charge and supervision of all matters arising under the contracts for Construction.

(g) Constructor must hire the number of third-party inspectors specified by the Engineering Sub-Committee, and such inspectors will submit reports of their findings to the Engineering Sub-Committee.

4.4	Management Committee To Be Kept Informed.

(a) The Constructor must keep an accurate and itemized record of all expenditures made or incurred during the Construction, in reasonably sufficient detail to support normal regulatory filings by either Party.

(b) In addition to the reports required by Section 1.6(d)(ii), the Constructor must submit to the Management Committee, when requested by the Management Committee, a report including at least the following information:

(i)	the progress of the Construction since the last report;

(ii)	updated estimates of the Construction Costs; and

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(iii)	any other information reasonably required by the Management Committee relating to the Construction.

(c) The Constructor should immediately inform the Management Committee of any accidents, injuries, work slowdowns or work stoppages that materially affect the timeline or cost of the Construction.

(d) The other Party not serving as Constructor (the “non-Constructor Party”) has the right, during normal business hours and at its sole expense, to inspect and copy all documents and records maintained by the Constructor relating to the Construction. Records will be made available at the Constructor’s main place of business. The Constructor must make reasonable accommodation in providing all documents and records.

(e) The non-Constructor Party has the right, at its sole risk and expense, to assign representatives to witness and observe all Construction activities.

(f) At the non-Constructor Party’s request, the Constructor will furnish the non-Constructor Party with copies of Constructor’s regularly-prepared weekly construction progress reports.

4.5	Construction Expenses.

(a) The Constructor will prepare, for approval by the Management Committee, a budget for the Construction of the pipeline portion of the NSL Pipeline as set forth in Section 4.2(a), setting forth a reasonable estimate of all of the direct and indirect expenses expected to be incurred in order to complete Construction and allowed to be charged under the terms of the Accounting Procedure (the “Pipeline AFE”).

(b) The Constructor will prepare, for approval by the Management Committee, a separate budget covering the cost of that portion of the Construction described in Section 4.2(b) (the “Compression AFE”), conforming in all respects to the requirements for the Pipeline AFE.

(c) The amounts set forth on the Pipeline AFE and the Compression AFE, collectively, will be referred to herein as the “Construction Costs.”

(d) The Construction Costs do not include, and Atmos will bear 100% of, the cost and expense (including any necessary additional land acquisition) of installing Tee’s and valves on the NSL Pipeline at the following additional interconnections at or near:

(i)	the FM 2449 crossing east of Robinson Road near the City of Ponder, Texas;

(ii)	the FM 1173 crossing west of Hopkins road near the City of Krum, Texas;

(iii)	the US I-35 crossing north of the US 77/I-35 junction near Denton, Texas;

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(iv)	the Line F crossing west of Green Valley Circle near the City of Denton, Texas;

(v)	the FM 2931 crossing north of Redfearn Road near the City of Aubrey, Texas;

(vi)	the FM 1835 crossing south of FM 428 near the City of Mustang, Texas; and

(vii)	the crossing of Fishtrap Road (CR 3) west of CR 27 near the City of Prosper, Texas.

4.6	Accounting for Construction Costs.

(a) The Constructor will establish a segregated book account for each of the Pipeline AFE and the Compression AFE, showing the charges and credits accruing in the course of Construction and the status of such charges and credits as compared to the Pipeline AFE or the Compression AFE, as applicable.

(b) Once the Pipeline AFE and the Compression AFE are approved by the Management Committee, the Constructor is authorized to incur the expenses contained in each, subject to the limitations set forth in Section 4.3.

(c) The Constructor will pay the Construction Costs as they arise, including all local, state and federal taxes incurred during Construction (other than income taxes, corporate franchise taxes and ad valorem taxes). The Constructor will endeavor to minimize expenses related to the Construction, including taking advantage of trade and cash discounts.

(d) The Constructor will update the Pipeline AFE and the Compression AFE as necessary when making reports to the Management Committee.

(e) The Pipeline AFE, the Compression AFE and the related book accounts may be audited in the same manner as provided for the Operating Account in Section 6.7.

(f) The Pipeline AFE and the Compression AFE are estimates, and, subject to Section 2.1(a)(ii), each Party will be responsible for paying its share of the actual Construction Costs in accordance with the provisions of this Agreement, whether more or less than the amount shown in the original Pipeline AFE and the original Compression AFE.

4.7	Construction-Related Work Performed by Employees of ETF. Construction-related work performed by employees of ETF or its Affiliates must be accounted for in the manner provided for work performed by employees of the Operator in Article 2 of the Accounting Procedure, attached hereto as Exhibit A.

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4.8	Construction-Related Work Performed by Atmos.

(a) Any Construction-related work approved by the Management Committee and performed by Atmos or its Affiliates will be a part of Atmos’ contribution under Section 2.1(a)(i).

(b) Any such Construction-related work will be accomplished according to the following procedures:

(i)	Atmos will prepare, and forward to ETF, an estimate (the “Estimate”) of the costs Atmos expects to incur in the succeeding 3 months (or such shorter period as may remain before the Operational Date), in order to complete the assigned work;

(ii)	as Atmos performs the work, Atmos will prepare and forward to ETF monthly statements setting forth the work performed that month, the cost of the work as shown in the Estimate, the actual cost of the work and Atmos’ construction overhead charge of 3.0%, to which overhead charge Atmos is entitled with respect to the work performed pursuant to this Section 4.8;

(iii)	Atmos will periodically provide ETF with further Estimates to cover additional work, or work that cannot be accomplished in a single 3 month period;

(iv)	Atmos will perform the work in compliance with the requirements of Sections 4.1, 4.3, 4.4 and 4.9, as applicable.

4.9	Changes.

(a) The Parties recognize that from time to time it may be necessary or advisable to change previously approved plans and specifications for Construction, or the contracts related to the Construction.

(b) The Constructor may make any changes in such plans, specifications and related contracts as it deems necessary from time to time so long as the change does not involve the expenditure of more than $100,000.00 more than the original plan, specification or contract.

(c) Any single change involving an additional expenditure in excess of $100,000.00, or any series of changes which in the aggregate is reasonably estimated to be in excess of $100,000.00, must have the prior approval of the Management Committee.

(d) Notwithstanding anything to the contrary herein, the Constructor may not make any changes that materially change the engineering or operational characteristics of the NSL Pipeline without the written approval of the Management Committee.

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4.10	Operational Capacity.

(a) The Management Committee will determine the operational specifications to be met by the NSL Pipeline, including:

(i)	the initial gas transportation capacity of the NSL Pipeline;

(ii)	the Maximum Allowable Operating Pressure (“MAOP”) of the NSL Pipeline; and

(iii)	the overall capacity to move gas within the NSL Pipeline Zone (as defined in Section 7.2(a)) as a result of constructing the NSL Pipeline.

(b) The operational specifications determined by the Management Committee under paragraph (a) will be set forth in Exhibit B, Operational Specifications.

(c) The Parties contemplate that custody transfer meters will be installed at the Collin Point, the Howard Point and any future interconnections with third parties. Other non-custody transfer measurement stations and associated facilities may be established as determined by the Management Committee.

4.11	Procedure for Certification of Completion.

(a) When the Constructor considers Construction to be complete, it will so notify the non-Constructor Party.

(b) Within 30 days of Constructor’s notification under paragraph (a), above, the non-Constructor Party will inspect and evaluate the state of completion of the NSL Pipeline according to the standards for completion shown on the Certificate of Completion, attached hereto as Exhibit C.

(c) When the NSL Pipeline has successfully met the standards on the Certificate of Completion, including Line Pack (as hereafter defined), the non-Constructor Party will so certify upon the Certificate of Completion, specifying the date on which the NSL Pipeline became operational and capable of transporting gas (such date being the “Operational Date”).

(d) The Management Committee may direct the issuance of Certificates of Completion for segments of the NSL Pipeline that are in service and capable of flowing gas (“Segments”) before the Operational Date (a “Segment Operational Date”). If a Segment Operational Date is established, Atmos will assume the operational control of the completed Segment, and the portions of this Agreement relating to the “Operator” will apply to that completed segment.

(e) When Atmos completes the construction of compression at the Howard Point pursuant to Section 4.2(b)(ii), it will so notify the Constructor. Within 30 days of Atmos’ notification, the Constructor will inspect and evaluate the state of completion of the work according to the standards for completion shown on the Certificate of Completion. When

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the work has met the standards on the Certificate of Completion, the Constructor will so certify upon the Certificate of Completion, specifying the date on which the compression at the Howard Point became operational.

4.12	Line Pack.

(a) The Engineering Sub-Committee will determine the volume of natural gas necessary for the physical operation of the NSL Pipeline (the “Line Pack”). The initial operating pressure will be determined by the Management Committee.

(b) Atmos will supply the initial Line Pack. The Management Committee will determine the total quantity of natural gas, in MMBtu’s, comprising the initial Line Pack, and ETF will make available to Atmos a quantity of natural gas equal to 50% of the total MMBtu in the initial Line Pack. Atmos’ cost to furnish the initial Line Pack is not subject to the limit on Atmos’ liability for Construction Costs set forth in Section 2.1(a)(ii). All gas supplied for Line Pack must meet the gas quality specifications set forth on Exhibit D (Gas Quality, Measurement and Testing).

(c) At the request of either Party, the Management Committee will make the necessary modifications to the NSL Pipeline to establish it as a separate balancing zone, such that the Operator will be able to calculate the gain or loss of gas on the NSL Pipeline. The Management Committee will determine the cost of accomplishing this task, which will be borne 50% by each Party.

4.13	Title to the NSL Pipeline.

(a) Except as set forth in paragraph (b), below, during the period of Construction, each Party (to the extent it formally takes title to any interest in its name during Construction) will hold title to the properties constituting the NSL Pipeline in its own name.

(b) Atmos has executed the assignment, a copy of which is attached hereto as Exhibit F (the “Assignment to ETF”), assigning to ETF its undivided interest in all rights of way, easements and other real property interests described on the exhibit to such assignment, as its portion of the contribution described in Section 2.1(a)(i)1.

(c) ETF will execute an assignment, substantially in the form attached hereto as Exhibit G (the “Assignment to Atmos”), assigning to Atmos a 50% undivided interest in and to:

(i)	the Segment or Segments, and compression, if any, including all associated rights-of-way, easements and other real property interests, determined to be complete as of December 31, 2005 (pursuant to Section 2.1(b)), to be executed no later than 5 days following the date on which Atmos makes the payment pursuant to Section 2.1(c)(i); and

(ii)	the remaining portion of the NSL Pipeline and compression, including all rights-of-way, easements and other real property interests acquired for

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Construction, to be executed no later than 5 days following the date on which Atmos makes the payment pursuant to Section 2.1(c)(ii).

(d) If either Party constructs additional portions of the NSL Pipeline after the date of the assignments executed in paragraphs 4.13(b) and (c), above, that Party will promptly assign to the other Party the interest in the addition to which it is entitled according to the provisions of this Agreement.

(e) Each Party will be responsible for recording in the applicable counties any assignment it receives pursuant to this Section 4.13.

4.14	Ad Valorem Assessment.

(a) Unless the Management Committee determines otherwise, the Operator will administer the NSL Pipeline as a single unit for ad valorem tax purposes. At the direction of the Management Committee, the Operator will employ a property tax consultant for the purpose of minimizing ad valorem tax liability and contesting, if necessary, any valuation of the NSL Pipeline.

(b) The Operator will timely pay all ad valorem taxes due on the NSL Pipeline, and will bill the other Party for its 50% share of the ad valorem taxes, independent of the procedure for payment of operating costs as established in Section 6.2.

ARTICLE V

PIPELINE OPERATIONS

5.1	General Duties of the Operator. From and after the Operational Date, or any Segment Operational Date, as applicable:

(a) the Operator will perform the duties assigned to it in this Agreement in a good and workmanlike manner, subject to the authority of the Management Committee, in accordance with all applicable state and federal laws, rules and regulations; and

(b) the Operator must exercise the same care and judgment as would a reasonably prudent operator under the same or similar circumstances.

5.2	Responsibilities of the Operator. From and after the Operational Date, or any Segment Operational Date, as applicable, and subject to the authority and direction of the Management Committee, as expressly provided herein, the Operator will:

(a) operate, maintain and repair the NSL Pipeline for the mutual benefit of the Parties;

(b) procure and furnish all materials, equipment, services, supplies and labor necessary to carry out the Operator’s responsibilities under this Agreement;

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(c) receive, transport and deliver gas to be transported through the NSL Pipeline:

(i)	by receiving natural gas, at the inlet side of the metering facilities located at the receipt points the Operator establishes from time to time;

(ii)	at operating pressures that do not exceed the MAOP of the NSL Pipeline as determined by the Management Committee in accordance with all applicable regulations;

(iii)	in conformity with the gas quality and measurement specifications set forth in Exhibit D (Gas Quality, Measurement and Testing); and

(iv)	for delivery at the outlet side of the metering facilities (if such metering facilities are owned by the Operator or Operator has the contractual right to access such metering facilities) or at the inlet side of metering facilities owned or controlled by others located at the delivery points the Operator establishes from time to time;

(d) determine, for the effective operation of the NSL Pipeline, consistent with the manner of performing its other pipeline operations:

(i)	the number of employees necessary; and

(ii)	the hours of labor, compensation and benefits to be paid to the employees;

(e) select and hire the employees and pay their wages and salaries. Any or all of the employees may be employees of the Operator or of any affiliate of the Operator;

(f) perform the accounting, legal, tax, engineering, construction, planning, budgeting, and regulatory reporting and compliance (including reporting and compliance with pipeline integrity regulations) functions associated with operation of the NSL Pipeline;

(g) supervise and administer all contracts, easements and covenants which may have been entered into in connection with operation of the NSL Pipeline including the collection or payment on behalf of the Parties of amounts due or payable thereunder, subject in each case to the provisions of the Accounting Procedure;

(h) subject to the terms of the Accounting Procedure, make sales, exchanges or other dispositions of materials, equipment and supplies not needed for operation of the NSL Pipeline (including pipe or other equipment salvaged from or constituting a part of the NSL Pipeline);

(i) retain the services and determine the compensation of such outside contractors, consultants and attorneys as may be necessary from time to time in performance of the Operator’s obligations under this Agreement;

(j) file returns and pay taxes (other than ad valorem taxes and corporate franchise and income taxes) and other charges, assessments and other similar payments due or payable from time to time upon or in connection with any facilities or properties constituting a part of the NSL Pipeline;

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(k) prepare and file for the Parties all reports required in conjunction with the operation of the NSL Pipeline, which are required by regulatory bodies or agencies having jurisdiction over the NSL Pipeline or the operation thereof;

(l) maintain the engineering and construction files, drawings, alignment maps and similar records turned over to it by the Constructor; and

(m) do all other things which it shall deem necessary or appropriate to the accomplishment of the purposes of this Agreement.

5.3	Reports to the Management Committee. Following the Operational Date, the Operator must report to the Management Committee, no less often that once each 6 months, regarding its operation of the NSL Pipeline. The reports must include at least the following information:

(a) as of the date of each meeting, a report on the status of expenditures (both capital and expense) as compared, since the last report, to the budget prepared under Section 5.4;

(b) a detailed report of the operations and maintenance of the NSL Pipeline since the last report; and

(c) the date any new facilities are added to or removed from the NSL Pipeline and placed in service or removed from service.

5.4	Operating Budget.

(a) The Operator must prepare an operating budget prior to the beginning of each calendar year. The budget must:

(i)	show the estimated operating and maintenance expenses for the coming year;

(ii)	show any projected or proposed capital expenditures for the coming year;

(iii)	allocate expenditures according to the month in which they are expected to be incurred;

(iv)	be submitted to the Management Committee for approval prior to November 1st of each year or such other date as determined by the Management Committee; and

(v)	be approved by the Management Committee in order for it to become effective.

(b) For any period of time less than 12 calendar months between the Operational Date, or any Segment Operational Date, as applicable, and the next succeeding January 1, the Operator will prepare, and submit for Management Committee

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approval, a stub-period budget, conforming as closely as possible to the requirements of paragraph (a), above.

(c) Once approved by the Management Committee, the Operator is authorized to incur the expenditures contained in the budget.

(d) Operator may not, without the approval of the Management Committee:

(i)	incur expenditures on any single item that are 50% or $100,000.00 (whichever is the greater) in excess of the amount budgeted for that item; or

(ii)	undertake any single unbudgeted expense exceeding $100,000.00; or

(iii)	incur expenditures on any single item of unbudgeted repair, construction or other expense that would cause the cumulative total of unbudgeted repairs, construction or other expenses to exceed $500,000.00 in any calendar year; or

(iv)	incur expenditures on unbudgeted items that, in the aggregate, exceed $500,000.00 in any single calendar year.

(e) If it becomes necessary or desirable for the Operator to incur an expenditure in excess of the limits described in Paragraph (d) of this Section 5.4, the Operator must:

(i)	submit an authorization for expenditure to the Management Committee, describing the anticipated budget overrun or unbudgeted expense and the reason the expense is necessary; and

(ii)	secure the approval of the Management Committee to the budget overrun or unbudgeted expense prior to incurring it.

(f) Without regard to Paragraphs (c), (d) or (h) of this Section 5.4, in the case of emergency, including explosion, fire, storm or line breaks, the Operator must:

(i)	take all actions and incur all expenses reasonably necessary to deal with the emergency and to safeguard life and property; and

(ii)	as promptly as possible, notify the Management Committee and the non-operating Party in writing of the emergency and of all actions taken and expenses incurred as a result thereof.

(g) The other Party not serving as Operator (the “non-Operator Party”) must supply the Operator, on a timely basis, any information the Operator reasonably requests in order to assist the Operator in preparation of the budget.

(h) If the Management Committee cannot agree upon a budget for any year prior to the date that the budget would become effective:

(i)	the dispute will be submitted to the dispute resolution procedures of Article XII; and

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(ii)	the Operator will continue to operate under the existing budget until the new budget is approved, except that the items in the existing budget will be increased by an amount that is equal to the percentage difference between the seasonally unadjusted Consumer Price Index for All Urban Consumers (all items), U.S. City Average (1982-84 = 100), as published by the U.S. Department of Labor, Bureau of Labor Statistics (the “CPI-U”) for the month of May of the year prior to the year of the dispute and the seasonally unadjusted CPI-U for the month of May in the year of the dispute. For example, if the budget for the year 2007 is not agreed to before January 1, 2007, the Operator will operate under the budget for 2006, adjusted by the percentage difference between the CPI-U for the month of May 2005 and the month of May, 2006, until such time as a budget for 2007 is finally determined.

5.5	Access. The non-Operator Party will have the right at all reasonable times, during usual business hours and at its own risk and expense, to inspect the NSL Pipeline and any related records (other than financial accounting records, access to which is subject to Section 6.7).

ARTICLE VI

OPERATING ACCOUNT

6.1	Operating Account. The Operator will establish a segregated book account showing the charges and credits accruing in the course of operating the NSL Pipeline, which charges and credits are to be shared by the Parties in proportion to each Party’s interest in the NSL Pipeline (the “Operating Account”).

6.2	Payment of Operating Expenses.

(a) Subject to Section 7.1, each Party will pay its 50% share of the NSL Pipeline operating costs to the Operating Account by paying, on or before the last day of each month after the Operational Date, the amount of the expected expenditures (both capital and operational) set forth in the budget for that month.

(b) Not later than 60 days after the end of each calendar year, the Operator will supply to each Party a statement reconciling the actual expenditures from the Operating Account for the prior year against the amounts paid by the Party to the Operating Account. If one Party owes the other Party an amount determined after such reconciliation, the owing Party must pay that amount to the other Party not later than 90 days following the end of the applicable calendar year.

6.3	Advances.

(a) If, in the course of any year, the Management Committee determines the need to perform work (either of a capital or operational nature) that was not included in the

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budget and that is reasonably expected to cost more than $50,000.00 to complete, the Operator may require the non-Operator Party to pay its proportionate share of the cost of the expected expenditure in accordance with paragraph (b), below.

(b) Each Party must pay any such cash call within 30 days of the receipt of the of the invoice(s) therefor, in addition to paying its regular share of the expected expenditures, as set forth in Section 6.3(a), above.

(c) If a Party fails to timely pay an invoice under this Section 6.3, the owing Party’s deficiency will accrue interest at the interest rate set forth in Section 6.4 from the due date until the date the owing Party pays the amount thus due.

6.4	Interest on Late Payments.

(a) All payments due under the terms of this Agreement, including those due under Section 6.3 but excluding disputed amounts pursuant to Section 6.6, are subject to the interest charges for non-payment, and the limitations thereon, as provided in this Section 6.4.

(b) The interest rate for late payments will be equal to the Bank Prime Loan Rate announced by the Federal Reserve, plus 3 percent and will change simultaneously with each announced change in the Bank Prime Loan Rate.

(c) Interest will be compounded daily and computed for the actual number of days elapsed on the basis of a year consisting of 365, or, when appropriate, 366 days.

(d) In no event may the interest rate provided for in this Agreement ever exceed the maximum lawful interest rate allowed by the laws of the State of Texas and if at any time or under any circumstances the interest rate calculated herein exceeds the maximum rate allowed by law, the amount due will be limited to the maximum lawful interest rate.

6.5	Other Effects of Late Payment. Without limiting the other remedies available to the Operator, if a Party is more than 30 days late in making any payment due under the terms of this Agreement, the Operator may file the Recording Memorandum, attached hereto as Exhibit H, or any other documents it deems necessary as a lien or mortgage in the applicable real estate records or a financing statement with the proper officer under the Uniform Commercial Code (the “Code”), or both, and will be entitled to exercise the rights and remedies of a secured party under the Code. The Party filing the lien or mortgage must promptly place of record a release of the lien or mortgage if the owing Party makes payment in full of the amounts due.

6.6	Payment Disputes.

(a) If a Party has a bona fide dispute about the amount of any payment required by any invoice issued under the terms of this Agreement, it must notify the other Party of the dispute prior to the date that the payment is due.

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(b) The Party owing any amount must pay the un-disputed amounts, if any, according to the terms of this Agreement, in full, prior to the due date of the applicable payment.

(c) If the Parties do not resolve the dispute within 30 days after the applicable due date, the Parties will submit the dispute to the dispute resolution procedures set forth in Article XII.

(d) If it is ultimately determined, through the dispute resolution procedures of ARTICLE XII or by subsequent agreement, that the disputing Party owes the disputed amount, or any part thereof, interest will accrue on the amount due from the date that the amount should have originally been paid under the terms of the invoice.

6.7	Books and Records, Audit.

(a) Upon reasonable request, the non-Operator Party may, at its sole cost and expense, audit the Operating Account and related books and records of the Operator or its applicable Affiliates relating to the costs, expenses and expenditures incurred pursuant to this Agreement.

(b) Either Party may request that the Management Committee:

(i)	conduct, or cause to be conducted, not more often than once each year, an audit of the Operating Account by an independent certified public accounting firm chosen by the Management Committee;

(ii)	require that each audit cover the period intervening since the last audit;

(iii)	require that the auditor prepare a written report of the results of the audit;

(iv)	provide the audit report to the Parties; and

(v)	charge the costs of the audit to the Operating Account.

ARTICLE VII

GAS TRANSPORTATION

7.1	Atmos Use of the NSL Pipeline.

(a) Atmos will have the right to call upon and make use of up to 100% of the gas transportation capacity of the NSL Pipeline in order to provide services to its distribution customers, in accordance with the provisions of the Capacity Recall and Exchange Provisions attached hereto as Exhibit E.

(b) Pursuant to Exhibit E, the Parties acknowledge that ETF will require the delivery of a quantity of gas (the “Transportation Quantity”) in order to satisfy ETF’s obligations with respect to contracts for gas transportation within the NSL Pipeline Zone. Exhibit E provides the terms under which Atmos may call upon and make use of the transportation

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capacity of the NSL Pipeline to transport quantities of gas up to, but not in excess of, the Transportation Quantity.

(c) If Atmos makes use of the NSL Pipeline to transport quantities of gas in excess of the Transportation Quantity, Atmos must bear the incremental cost, if any, including any incremental use of natural gas as compressor fuel, incurred with respect to the NSL Pipeline solely in effecting the delivery of that excess quantity.

7.2	NSL Pipeline Zone.

(a) Atmos has dedicated the use of portions of its larger pipeline system to be used in conjunction with the NSL Pipeline to create a receipt and delivery area for gas transported within the North Texas area (the “NSL Pipeline Zone”).

(b) Gas will enter the NSL Pipeline Zone at points of receipt on the Atmos pipeline system, which points of receipt, as described below, will be referred to herein individually as a “Receipt Point,” and collectively as the “Receipt Points”:

(i)	at the tailgate of the Dynegy Chico Plant in Wise County, Texas;

(ii)	at the interconnection of the ETF and Atmos pipeline systems at or near Springtown, Texas;

(iii)	at the tailgate of the Enbridge Springtown Plant;

(iv)	at the J-W Denton Creek interconnection in Denton County, Texas;

(v)	at the J-W Sweetwater Creek interconnection in Wise County, Texas; and

(vi)	any other points determined by the Management Committee.

(c) Gas will leave the NSL Pipeline Zone at the points of delivery described below, which points of delivery will be referred to herein individually as a “Delivery Point,” and collectively as the “Delivery Points”:

(i)	the interconnections with various pipelines described in Section 4.2(a)(viii), other than the interconnection with Atmos Line W near Justin, Texas;

(ii)	the interconnections designed to service Atmos’ distribution customers, set forth in Section 4.5(d) (and future interconnections for this purpose constructed pursuant to Section 8.2(b)); and

(iii)	the outlet side of the compression facilities constructed, or improved, pursuant to this Agreement, as described in Section 4.2(b), at the Howard Point.

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7.3	Marketing Capacity.

(a) If no agreement is reached whereby the capacity of the NSL Pipeline is handed off to another party (a “Pipeline Access and Transportation Agreement”) by the Operational Date, or if any Pipeline Access and Transportation Agreement entered into by the Parties thereafter ceases to be effective for any reason, ETF will be responsible for marketing the natural gas transportation capacity in the NSL Pipeline Zone and the remaining provisions of this Section 7.3 will apply.

(b) The Management Committee will approve a form of contract covering the various gas transportation services to be offered on the NSL Pipeline. In addition to any other provisions determined by the Management Committee, the form contract will provide for each Shipper to make two payments for each month’s transportation services, one half of each month’s total charges to be paid directly to each of Atmos and ETF.

(c) In connection with marketing the natural gas transportation capacity in the NSL Pipeline Zone:

(i)	ETF will be responsible for:

1.	contacting potential customers for gas transportation services (each, a “Shipper,” and collectively, the “Shippers”);

2.	negotiating the terms of contracts for gas transportation services;

3.	subject to the Management Committee’s approval of the final form of the negotiated gas transportation contracts, supervise the execution of the contracts on behalf of the Parties; and

4.	other tasks as directed by the Management Committee.

(ii)	Atmos will be responsible for:

1.	administering the contracts executed by Shippers; and

2.	administering the imbalances, if any, created under the contracts.

ARTICLE VIII

ADDITIONS OR EXPANSIONS

8.1	Projects.

(a) If, after the Operational Date, a Party proposes to undertake a project that will interconnect with the NSL Pipeline (a “Project”), that Party (the “Proposing Party”) must first propose the Project to the Management Committee as a project to be undertaken by both Parties. The Proposing Party must prepare, for consideration by the Management Committee, a budget and forecast for the Project, substantially conforming to the requirements for the operating budget set forth in Section 5.4, and the Management

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Committee will have 30 days from its receipt of such information in which to decide whether to approve or disapprove the construction of the Project. For purposes of this Article VIII, any Project will be classified as one of the following types:

(i)	a “Supply Lateral,” if the Project is designed to deliver gas into the NSL Pipeline;

(ii)	an “Addition,” if the Project is designed to take gas off of the NSL Pipeline for any purpose other than the accommodation of Atmos’ distribution customers; or

(iii)	an “Expansion,” if the Project is designed to increase the capacity of the NSL Pipeline, other than through the construction of an Addition or the accommodation of Atmos’ distribution customers.

(b) If the Management Committee approves the construction of a Project, such Project:

(i)	must be constructed according to the procedures set forth in Sections 4.1, 4.3, 4.4, 4.5, 4.7 and 4.9, to the extent applicable;

(ii)	must be operated by the Operator; and

(iii)	will be owned and paid for by the Parties according to their respective ownership interests in and to the NSL Pipeline.

(c) If the Management Committee does not approve the construction of the Project, and the Proposing Party decides to proceed with the Project, then:

(i)	if the Project is a Supply Lateral, the Proposing Party may proceed with the Project and:

1.	the Proposing Party will own the Project outright, and such Project will no longer be subject to the terms of this Agreement;

2.	the Management Committee is required to approve its interconnection with the NSL Pipeline, if the NSL Pipeline has sufficient available capacity to accommodate the delivery of gas from the Project;

3.	the Management Committee will determine the commercial structure with respect to the use of the NSL Pipeline; and

4.	the Party constructing the Project will operate the Project.

(ii)	if the Project is an Addition or Expansion, the Proposing Party may proceed with the Project subject to the terms of Section 8.4, below.

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8.2	Other Additional Construction.

(a) If a third party requests an interconnection with the NSL Pipeline, and such interconnection is approved by the Management Committee, such interconnection will be constructed by ETF at the expense of the third party, but will be owned by the Parties in proportion to their ownership in the NSL Pipeline at the time the interconnection is made.

(b) If Atmos requests an interconnection with the NSL Pipeline for the accommodation of its distribution customers, the Management Committee is required to approve the interconnection, and the expenses related to the interconnection will be borne 100% by Atmos.

8.3	Provisions Applicable to all Projects and Additional Construction.

(a) If a tap is to be performed on the NSL Pipeline, ETF will notify the Management Committee and the Operator of the expected time and place of the tap, and coordinate with Operator concerning the timing.

(b) All facilities related to the tap that are added to or connected to the NSL Pipeline up to and including the first above-ground valve, will become a part of the NSL Pipeline to be owned by the Parties in the proportions in which the Parties own the NSL Pipeline.

(c) All of the facilities related to the tap beyond the first above-ground valve will be the property of the Party which bore the expense of such facilities.

(d) Only Atmos may perform the physical tap into any pipeline that is owned entirely by Atmos.

8.4	Construction of Additions or Expansions Not Approved by the Management Committee.

(a) If the Management Committee does not approve the construction of an Addition or Expansion, and the Proposing Party proceeds with the Project:

(i)	the Proposing Party must alone bear 100% of the costs and expenses related to such Project, including the cost of operating the Project and any incremental cost of operating the NSL Pipeline (as determined by the Management Committee) that is attributable to the Project; and

(ii)	the Management Committee will determine the commercial structure with respect to the use of the NSL Pipeline.

(b) Additions and Expansions not approved by the Management Committee must be:

(i)	constructed according to the procedures set forth in Sections 4.1, 4.3, 4.4, 4.5, 4.7 and 4.9, to the extent applicable; and

(ii)	operated by the Operator.

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ARTICLE IX

TERM, TERMINATION AND DISPOSITION OF INTEREST

9.1	Term, Effect of Termination.

(a) Unless sooner terminated in accordance with this Agreement, this Agreement will be effective on the effective date hereof and shall continue for a term (the “Term”) of 30 years, and so long thereafter as either Party, or their successors or assigns, is transporting gas or desires to transport gas through the NSL Pipeline.

(b) Upon the termination of this Agreement, all rights and obligations hereunder will cease, other than:

(i)	rights and obligations which accrued prior to termination;

(ii)	the rights of each Party to its own undivided interest in the NSL Pipeline; and

(iii)	any other rights expressly provided in this Agreement to be rights surviving termination of this Agreement.

9.2 Liquidation Upon Termination.

(a) If at the end of the Term, as set forth in Section 9.1(a), a Party (the “Selling Party”) wishes to dispose of its interest, other than as permitted by Section 9.4(a), it must give written notice of its desire to the other Party and will have the obligation, upon request of the other Party (the “Continuing Party”) to negotiate in good faith regarding a sale of its interest to the Continuing Party.

(b) If the negotiation is unsuccessful, then the Selling Party may liquidate its interest, or any part thereof, by sale to the highest and best bidder, intact, in parts or as salvage. If the Selling Party elects to sell under the terms of this paragraph (b) of this Section 9.2, then the Selling Party must:

(i)	notify the Continuing Party in writing of its intent to sell in this manner. The notice must set forth the estimated amount for which the Selling Party’s interest may be sold and the manner in which Seller intends to sell;

(ii)	allow the Continuing Party a period of 60 days from the date of the notice in which to agree to match the amount or amounts set forth in the notice and to agree to acquire the Selling Party’s interest, or the part or parts thereof offered for sale, for its own separate ownership and account. The Continuing Party must purchase all of the interest offered for sale;

(iii)	notify each prospective bidder that the Continuing Party has a prior right of first refusal.

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(c) If the Continuing Party does not elect, within the 60 day right of first refusal period, to purchase the Selling Party’s interest as offered in sub-paragraph (b)(ii) of this Section 9.2, then the Selling Party may sell its interest or any part thereof to the highest bidder.

9.3	Dispute Resolution. Any dispute under this Article IX will be handled under the dispute resolution procedures of Article XII.

9.4	Restrictions on Transfer of Party Interests.

(a) No Party may transfer its interest in the NSL Pipeline, except as set forth in this Section 9.4. Any purported transfer not in compliance with the provisions of this Section 9.4 and other applicable provisions of this Agreement contravenes this Agreement and is ineffective. For purposes of this Section 9.4, the word “transfer” and its derivatives includes all forms of direct or indirect transfer or disposition, voluntary or involuntary, by merger or operation of law or otherwise, as well as the creation of any lien or encumbrance on all or any part of the NSL Pipeline or either Party’s interest therein.

(b) Each Party may, from time to time, transfer all, but not less than all, of its interest in the NSL Pipeline to a person or entity controlling, controlled by or under common control with, such Party (and for this purpose control means the direct or indirect beneficial and record ownership of all of the economic and voting interests in the assignee)(an “Affiliate”) and the assignee will succeed to all of the assignor’s rights and obligations hereunder, but only if at the time of such transfer:

(i)	the assignee or transferee agrees in a writing delivered to the other Party that it will be bound in all respects by this Agreement; and

(ii)	the assignor or transferor is not relieved of its obligations under this Agreement unless:

1.	the assignee or transferee agrees, in a writing delivered to the other Party, to fully assume the performance of all such obligations; and

2.	the other Party agrees in writing to such assumption of performance by the assignee or transferee.

(c) Either Party may, without the consent of the other Party, transfer all, but not less than all, of its interest in the NSL Pipeline to a party not the Affiliate of the Party, and the transferee will succeed to all of the transferor’s rights and obligations hereunder:

(i)	if the transferee agrees in a writing delivered to the other Party that it will be bound in all respects by this Agreement; and

(ii)	then only if such transfer is:

1.	as a result of a merger, corporate reorganization, consolidation or conversion; or

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2.	in connection with the sale of substantially all of a Party’s gas transmission assets located in the State of Texas.

In either case, the transferor is not relieved of its obligations under this Agreement unless:

3.	the assignee or transferee agrees, in a writing delivered to the other Party, to fully assume the performance of all such obligations; and

4.	the other Party agrees in writing to such assumption of performance by the assignee or transferee.

ARTICLE X

INDEMNITY PROVISIONS

10.1	General Indemnity.

(a) Atmos agrees to and shall defend, protect, indemnify, and hold harmless ETF, and its officers, directors, employees, and agents, and each of ETF’s Affiliates and each of their respective officers, directors, employees, and agents (collectively, “ETF Group”) from and against all claims, losses, expenses, damages, demands, judgments, causes of action, suits, and liability in tort, contract, or on any other basis, and of every kind and character whatsoever (collectively, “Claims”), arising out of or incident to or related in any way to, directly or indirectly, this Agreement or either Party’s performance of its obligations thereunder; and further, subject to Section 10.1(c) below, it is the express intent of the Parties that, for the purposes of this Section 10.1(a), Claims, and Atmos’ obligations to defend, protect, indemnify, and hold harmless, will include, but not be limited to, Claims arising out of or resulting from ETF Group’s sole or concurrent: (1) negligence, (2) strict liability, or (3) other fault of any nature.

(b) ETF agrees to and shall defend, protect, indemnify and hold harmless Atmos, and its officers, directors, employees, and agents, and each of Atmos’ Affiliates and each of their respective officers, directors, employees, and agents (collectively, “Atmos Group”) from and against all Claims, arising out of or incident to or related in any way to, directly or indirectly, this Agreement or either Party’s performance of its obligations thereunder; and further, subject to Section 10.1(c) below, it is the express intent of the Parties that, for the purposes of this Section 10.1(b), Claims, and ETF’s obligations to defend, protect, indemnify, and hold harmless, will include, but not be limited to, Claims arising out of or resulting from Atmos Group’s sole or concurrent: (1) negligence; (2) strict liability; or (3) other fault of any nature.

(c) With respect to any Claims for which Atmos has obligations pursuant to Section 10.1(a), Atmos shall only be so obligated to the extent of the proportionate share of its undivided interest in the NSL Pipeline (the “Atmos Interest”), relative to that of ETF. With respect to any Claims for which ETF has obligations pursuant to Section 10.1(b), ETF shall only be so obligated to the extent of the proportionate share of its undivided interest in the NSL Pipeline, relative to that of Atmos (the “ETF Interest”). For illustrative purposes only, the Parties acknowledge their intent that, in the event that a Claim is incurred in the amount of $100,000.00, then:

(i)	pursuant to Section 10.1(a), and irrespective of its rights pursuant to Section 10.1(b), Atmos would defend, protect, indemnify and hold harmless ETF Group, for and in the amount of $50,000.00; and

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(ii)	pursuant to Section 10.1(b), and irrespective of its rights pursuant to Section 10.1(a), ETF would defend, protect, indemnify, and hold harmless Atmos Group, for and in the amount of $50,000.00.

(d) To the extent necessary to permit either Party to enforce any provision of this Article X, the other Party agrees that, with respect to any Claims within the scope of this Article X, it will and does hereby waive any defense it may have by virtue of the workers’ compensation laws of any state.

(e) Neither Party shall have any obligations, pursuant to this Article X, to the extent that any portions of any Claims are collectible or otherwise recoverable:

(i)	under insurance maintained by Atmos, covering or otherwise pertaining to Claims resulting from the personal injury, including death resulting therefrom, to any employee, agent, or representative of Atmos or ETF, in connection with the operation of the NSL Pipeline;

(ii)	under insurance maintained by ETF, covering or otherwise pertaining to Claims resulting from the personal injury, including death resulting therefrom, to any employee, agent, or representative of Atmos or ETF, in connection with the Construction of the NSL Pipeline; or

(iii)	under insurance maintained on the NSL Pipeline.

the Parties acknowledge their intent that the indemnity obligations, as provided for in this Article X, be supported by such insurance coverage.

10.2	Damage to NSL Pipeline or Property of Either Party.

(a) Subject to Section 10.2(b), and notwithstanding either Party’s respective capacity and responsibilities as the Constructor or the Operator of the NSL Pipeline, neither Party shall be liable to the other Party, in connection with operations conducted by the Constructor or the Operator hereunder, for any loss or damage to, or destruction of:

(i)	the NSL Pipeline; or

(ii)	any property of the other Party.

(b) Section 10.2(a) notwithstanding, in the event that, in connection with operations conducted by the Constructor or the Operator hereunder, loss, damage, or destruction occurs to either:

(i)	the NSL Pipeline, or

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(ii)	any property of either Party; then:

1.	Atmos will be responsible for and bear the cost of such loss, damage, or destruction to the extent of the Atmos Interest; and

2.	ETF will be responsible for and bear the cost of such loss, damage, or destruction to the extent of the ETF Interest;

provided, however, that to the extent that any such loss, damage, or destruction results from any act or omission constituting the willful misconduct of either Party (including, without limitation, the willful misconduct of that Party’s employees, agents, or representatives), that Party shall be liable for, and shall promptly reimburse the other Party for, the cost of such loss, damage, or destruction.

10.3	Liability for Damages. NOTWITHSTANDING ANY OTHER PROVISION HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR DAMAGES ARISING OUT OF ANY BREACH OF CONTRACT, TORT OR OTHER CAUSE OF ACTION RELATED TO THIS AGREEMENT.

ARTICLE XI

RELATIONSHIP OF PARTIES

11.1	No Partnership. Nothing in this Agreement shall be construed to create a relationship between the Parties, their agents, representatives, employees, consultants or subcontractors of: (i) employer and employee; (ii) general or limited partnership (other than for federal or state income tax purposes); or (iii) fiduciary. This Agreement does not authorize any Party to act as general agent for the other Party. Except as expressly provided for in this Agreement, neither Party shall have the authority to bind or obligate the other in any manner. Each Party shall (i) maintain complete supervision and control over its agents, employees, consultants and sub-contractors; and (ii) determine the manner in which it fulfills its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, each Party will indemnify and hold the other Party harmless from any loss, liability, damage or expense, including reasonable attorney’s fees and court costs arising out of any unauthorized actions by a Party or its agents or representatives.

11.2

Tax Matters. It is not the purpose or intention of the Parties to create, and this Agreement shall never be construed as creating, a joint venture, mining partnership or other relationship whereby any Party shall be held liable for the acts, either of omission or commission, of any other Party hereto. If, however, for federal income tax purposes, this Agreement and the relationship established hereby should be regarded as a partnership, then each of the Parties elects to be excluded from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of said Code and the regulations promulgated

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thereunder. Should there be any requirement that each Party further evidence this election, each Party agrees to execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service. Each Party further agrees not to give any notices or take any other action inconsistent with the elections made hereby. If any future income tax law of the United States or of any applicable state contains provisions permitting making of an election of the type permitted under the existing provisions of said laws referred to above, each of the Parties hereby makes such election or agrees to make such election as may be permitted by such laws. In making these elections, each of the Parties states that the income derived by it from the operations under this Agreement or any other agreement executed pursuant hereto can be adequately determined without computation of partnership taxable income.

11.3	Waiver of Partition. The ownership of the NSL Pipeline will at all times be maintained in the proportions set forth in this Agreement so that the NSL Pipeline may be operated as a unit. During the term of this Agreement, the Parties each waive any right of partition (including any right to have any interest sold for the purposes of dividing the proceeds of such sale) of the NSL Pipeline or any part thereof or any real and/or personal property owned by the Parties hereto as tenants-in-common pursuant to this Agreement, notwithstanding the grant of such right by any applicable law, and each Party hereto does hereby covenant that during the term of this Agreement it will not at any time resort to any action at law or in equity to so partition.

ARTICLE XII

DISPUTE RESOLUTION

12.1	Disputes. Any dispute under this Agreement not resolved by the Management Committee must be submitted to the dispute resolution procedures of this Article XII. Any dispute may be submitted to these procedures upon the written request of the Party seeking resolution.

12.2	Arbitration Panel. The arbitration panel must consist of two members who are familiar by training and experience with the operation of natural gas pipelines and the marketing of natural gas (individually, a “Layman,” collectively, the “Laymen”). The third member must be an attorney whose practice deals with pipeline issues (whether from a regulatory, operational or business perspective). Each Party will choose one Layman, and the Laymen will choose the attorney member of the panel.

12.3	Submission to Arbitration.

(a) Either Party may request arbitration by submitting a written request to the other Party. The written request for arbitration must include the requesting Party’s choice of a Layman to serve as arbitrator.

(b) The Party receiving the notice must respond to the requesting Party within 15 days of the receipt of the notice. The response must include its own choice of a Layman to serve as arbitrator.

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(c) The two Laymen must meet within 5 days of the date of the response letter to choose an attorney to serve as the third arbitrator. The two Laymen must use reasonable efforts to choose a third arbitrator who will be impartial and independent of the Parties. The arbitration will commence as soon as possible after the third member of the arbitration panel is selected.

(d) If the responding Party fails or refuses to appoint an arbitrator, or the Laymen are unable to agree upon a third arbitrator, either Party may request the Chief U.S. District Court Judge for the Northern District of Texas or such other person designated by such judge to select an arbitrator as soon as possible.

(e) Any arbitration hearing, if one is desired by the arbitration panel, must be held at a place acceptable to the arbitration panel. The arbitration panel may elect to conduct the proceeding by written submissions from the Parties with exhibits, including interrogatories, supplemented with appearances by the Parties as the arbitration panel may desire. The arbitration proceeding, subject only to the terms hereof, should be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.

(f) The award, and any other decision by the arbitration panel, must be by majority vote of the arbitrators. The decision of the arbitration panel with respect to any disputed matters submitted to the arbitration panel will be reduced to writing, signed by each arbitrator and binding on the parties. Judgment upon the award(s) rendered by the arbitration panel may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

(g) Each Party will bear their own legal fees and other costs incurred in presenting their respective cases, and the fees and expenses of the arbitrator appointed by that Party. The charges and expenses of the third arbitrator will be shared equally by the parties.

12.4	Procedure.

(a) In fulfilling its duties hereunder, the arbitration panel may consult with and engage disinterested third parties to advise the arbitration panel including, without limitation, engineers, attorneys, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the arbitration panel.

(b) The arbitration panel may not award punitive, consequential, special or incidental damages.

12.5	Replacement Arbitrator. Any replacement arbitrator, should one become necessary, will be selected in the same manner as the original arbitrators were selected.

12.6	Exclusivity. No lawsuit based on a dispute under this Agreement may be instituted by either Party, other than to compel arbitration proceedings or enforce the award of the arbitration panel.

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12.7	Privileges. All privileges under Texas and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying Texas or federal law, as the case may be.

ARTICLE XIII

MISCELLANEOUS

13.1	Representations and Warranties. Each Party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement. Each person who executes this Agreement on behalf of either Party represents and warrants that it has full and complete authority to do so and that such Party will be bound thereby. As of the date first mentioned in this Agreement, each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b) it has all current and future valid and applicable state and federal regulatory authorizations, consents, or approvals required for it to legally perform its obligations under this Agreement;

(c) this Agreement, and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligations enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

(d) there is not pending or, to its knowledge, threatened legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement;

(e) no Default Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

(f) it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement; and

(g) it has entered into this Agreement in connection with the conduct of its business.

13.2	No Liens.

(a) Other than any lien created under Section 6.5, unless the Management Committee approves, neither the Operator nor Constructor may allow the NSL Pipeline to be

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encumbered by any lien without the prior written consent of the other Party, not to be unreasonably withheld. A reasonable condition of the other Party’s consent will be the protection of the lien created under Section 6.5.

(b) Each Party agrees that the Operator or the other Party, at their option, may pay and discharge any tax, mortgage, or other lien upon the other Party’s interest in the NSL Pipeline, except for charges and assessments properly and timely contested in good faith by any Party, and if the Operator or the other Party does so then the Operator or Party discharging the lien shall be subrogated to the lien, with the right to enforce the lien in any manner provided by law.

13.3	Interpretation.

(a) When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) For purposes of this Agreement the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(d) The headings of the various subdivisions of this Agreement (including the Accounting Procedure) are for convenience of reference only and shall be afforded no significance in the interpretation or construction of this Agreement.

(e) This Agreement may not be altered, changed or amended, except by an instrument in writing, executed by all of the Parties.

13.4	No FERC Jurisdiction. Each Party hereto acknowledges that the other Party is an intrastate pipeline not subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938. Any and all movement of natural gas through the pipeline facilities of either Atmos or ETF shall be structured and accomplished in such manner as to preserve the existing intrastate nature of such pipeline facilities and neither Party shall be required to use its pipeline facilities hereunder in any manner that would make such facilities subject to FERC jurisdiction under the Natural Gas Act of 1938. Notwithstanding the foregoing, to the extent that both Parties have the ability to offer transportation services under §311(a)(2) of the Natural Gas Policy Act to qualified shippers for the movement of interstate gas, the Parties will agree to work together to offer this service to such approved shippers.

13.5	Regulatory Compliance. This Agreement and all operations hereunder shall be subject to all valid and applicable orders, laws, rules and regulations of any state or federal authority having jurisdiction, but nothing contained herein shall be construed as an admission of jurisdiction, or the applicability of any order, law, rule or regulation which does not in fact apply.

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13.6	Force Majeure. Performance under this Agreement, other than to make payments due, shall be excused in the event any Party or the Operator is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, and, in this regard, it is agreed that, on such Party or the Operator giving notice in reasonably full particulars of such force majeure, in writing or by electronic means, to the other Parties and the Operator, within a reasonable time after the occurrence of the cause relied on, then the obligations of the Operator or the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. The term “force majeure” as employed herein means: acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, terrorist acts, wars, blockades, insurrections, civil disturbances, riots; epidemics, landslides, lightning, earthquakes, fires, storms, floods, and washouts; arrests, orders, directives, requisitions, and actions, orders, rules, regulations or restraints of any government and governmental agencies and instrumentalities, either federal or state, civil or military; application of governmental curtailment rules and regulations; explosions, breakage, or accident to machinery or lines of pipe; breakdown or accident to electric transmission lines and freezing of lines of pipe; and, other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming suspension. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party having the difficulty, and that the above requirement that any force majeure be remedied with all reasonable dispatch does not require the settlement of labor disputes, strikes or lockouts by acceding to the demands of an opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

13.7	Notices. Any notice, request, consent, election, report, or other communication required to be given hereunder shall be sent in writing via United States Mail or by electronic transmission addressed as follows:

If to Atmos:

Atmos Pipeline - Texas

Attn: Contract Administration

5420 LBJ Freeway, Suite 1500

Dallas, Texas 75240-2601

Fax No.(214) 206-2112

If to ETF:

Energy Transfer Fuel, LP

Attn: Contract Administration

2838 Woodside Street

Dallas, TX 75204

Fax No.: (214) 981-0701

13.8

Waiver of Defaults or Rights. No waiver of any Party hereto, or of the Operator, of any one or more defaults or right(s) under any provisions of this Agreement will operate as a waiver of any future defaults or right(s), whether of a like or of a different character. A

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Party may reassert any right not previously asserted by providing written notice to the other Party. In the event of any dispute under this Agreement, the Parties and the Operator shall, notwithstanding the pendency of such dispute, diligently proceed with the performance of this Agreement without prejudice to the rights of any Party.

13.9	Choice of Law and Venue. THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. THE PARTIES AGREE THAT THE AGGREGATE VALUE OF THE CONSIDERATION GIVEN AND RECEIVED UNDER THIS AGREEMENT IS GREATER THAN $1 MILLION AND, THEREFORE, THIS AGREEMENT CONSTITUTES A “MAJOR TRANSACTION” AS DEFINED BY SECTION 15.020 OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE. THE PARTIES ALSO AGREE, PURSUANT TO SECTION 15.020, THAT ANY LAWSUIT INVOLVING THIS AGREEMENT BROUGHT BY EITHER PARTY WILL BE BROUGHT ONLY IN DALLAS COUNTY, TEXAS, WHETHER SUCH LAWSUIT BE BROUGHT IN FEDERAL OR STATE COURT. THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN DALLAS COUNTY, TEXAS, AND AGREE THAT ANY ACTION, SUIT, OR PROCEEDING CONCERNING, RELATED TO, OR ARISING OUT OF THIS AGREEMENT AND THE NEGOTIATION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS. THE PARTIES AGREE THAT THEY WILL NOT RAISE ANY DEFENSE OR OBJECTION OR FILE ANY MOTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM, OR THE LIKE IN ANY CASE FILED IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS. THIS AGREEMENT IS MADE AND PARTIALLY PERFORMABLE IN DALLAS COUNTY, TEXAS, AND VENUE SHALL BE IN DALLAS COUNTY, DALLAS, TEXAS.

13.10	Entire Agreement. This Agreement and the attachments thereto constitute the entire agreement between the Parties with respect to the subject matter hereof, superseding any and all prior agreements, written or oral, between the Parties. This Agreement may not be amended other than by written amendment signed by both Parties.

[Signatures on the Following Page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals of equal dignity by their respective representatives thereunto duly authorized.

ATMOS PIPELINE - TEXAS, a division of Atmos Energy Corporation

By:	/s/ JD WOODWARD
J.D. Woodward
Senior Vice President
Atmos Energy Corporation

ENERGY TRANSFER FUEL, LP By: Energy Transfer Fuel GP, LLC, its general partner

By:	/s/ MACKIE MCCREA
Mackie McCrea
President

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SCHEDULE OF DEFINITIONS

DEFINITION	SECTION
“Addition”	Section 8.1(a)(ii)

“Affiliate”	Section 9.4(b)

“Agreement”	Introduction

“Assignment to Atmos”	Section 4.13(c)

“Assignment to ETF”	Section 4.13(b)

“Atmos”	Introduction

“Atmos Group”	Section 10.1(b)

“Atmos Interest”	Section 10.1(c)

“CFR”	Section 4.3(b)(iii)1

“Claims”	Section 10.1(a)

“Code”	Section 6.5

“Collin Point”	Section 4.2(a)(viii)2

“Compression AFE”	Section 4.5(b)

“Construction”	Section 4.2(c)

“Construction Costs”	Section 4.5(c)

“Constructor”	Section 3.1(b)

“CPI-U”	Section 5.4(h)(ii)

“Default Event”	Section 3.4(a)

“Delivery Point(s)”	Section 7.2(c)

“Engineering Sub-Committee”	Section 1.6(d)

“Estimate”	Section 4.8(b)(i)

“ETF”	Introduction

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DEFINITION	SECTION
“ETF Group”	Section 10.1(a)

“ETF Interest”	Section 10.1(c)

“Expansion”	Section 8.1(a)(iii)

“Howard Point”	Section 4.2(a)(viii)4

“Layman or Laymen”	Section 12.2

“Line Pack”	Section 4.12(a)

“MAOP”	Section 4.10(a)(ii)

“Management Committee”	Section 1.1(a)

“Member”	Section 1.1(a)

“non-Constructor Party”	Section 4.4(d)

“non-Operator Party”	Section 5.4(g)

“NSL Pipeline”	Recitals 1

“NSL Pipeline Zone”	Section 7.2(a)

“Operating Account”	Section 6.1

“Operational Date”	Section 4.11(c)

“Operator”	Section 3.1(d)

“Party” or “Parties”	Introduction

“Pipeline AFE”	Section 4.5(a)

“Pipeline Access and Transportation Agreement”	Section 7.3

“Project”	Section 8.1(a)

“Proposing Party”	Section 8.1(a)

“Receipt Point(s)”	Section 7.2(b)

“Segments”	Section 4.11(d)

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DEFINITION	SECTION
“Segment Cost”	Section 2.1(b)(ii)

“Segment Operational Date”	Section 4.11(d)

“Shipper(s)”	Section 7.3(c)(i)1

“Sub-Committee”	Section 1.6(a)

“Supply Lateral”	Section 8.1(a)(i)

“Term”	Section 9.1(a)

“Transportation Quantity”	Section 7.1

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INSURANCE SCHEDULE

TO BE PROVIDED LATER

EXHIBIT “A”

ACCOUNTING PROCEDURE

SECTION 1. GENERAL PROVISIONS

1.1 Agreement. This Accounting Procedure (this “Accounting Procedure”) is attached to and made a part of that certain Pipeline Construction and Operating Agreement by and between Atmos Pipeline - Texas, a division of Atmos Energy Corporation and Energy Transfer Fuel, LP (the “Agreement”).

1.2 Conflict with Agreement. Capitalized terms used in this Accounting Procedure, if not defined in the Schedule of Definitions attached hereto, will have the meaning given to such terms in the Agreement. For the purpose of interpreting this Accounting Procedure, any inconsistencies in definitions will be governed by the definitions set forth in this Accounting Procedure. In the event of a conflict between any other provisions of this Accounting Procedure and the provisions of the Agreement, the provisions of the Agreement will control.

1.3 Accounting Principles. All accounting performed in connection with the NSL Pipeline, and under the provisions of this Accounting Procedure, must be performed in accordance with accounting principles generally accepted in the United States, as modified from time to time.

1.4 Adjustments

(A) All statements furnished under the terms of the Agreement, and any audit of the Operating Account or the AFE, will be conclusively presumed to be true and correct, unless a Party takes written exception to the statement or audit and makes claim on the Operator or Constructor, as applicable, for adjustment:

(1)	with respect to audits of the Operating Account, within 24 months of the end of the year, the Operating Account for which is being audited;

(2)	with respect to audits of the AFE, within 24 months of the Operational Date; or

(3)	with respect to all statements rendered to Parties by the Operator or Constructor, within 24 months following the receipt of the statement.

(B) A Party’s written exception to a statement or audit must set forth the Party’s objections with reasonable specificity, and state any facts to support the objection.

(C) The provisions of this Paragraph 1.4 do not prevent adjustments from physical inventory of property as provided for in Section 6, Inventories, hereof.

1.5 No Warranty. EXCEPT AS OTHERWISE PROVIDED IN THE AGREEMENT, CONSTRUCTOR AND OPERATOR DISCLAIM ALL WARRANTIES OF ANY KIND WITH RESPECT TO THE MATERIAL AND THE SERVICES AND OTHER SERVICES PROVIDED BY THE OPERATOR OR CONSTRUCTOR UNDER THE TERMS OF THE AGREEMENT OR THIS ACCOUNTING PROCEDURE.

SECTION 2: ADMINISTRATIVE OVERHEAD

2.1 Definition of Administrative Overhead. The term “Administrative Overhead” means, other than the Direct Expenses, all expenses of the Party exercising operational control over the NSL Pipeline, including, but not limited to: insurance, office expenses and the compensation of officers and managers and other employees.

2.2 Who Can Charge.

(A) The Constructor may charge the Operating Account or AFE, as applicable, in complete satisfaction of all costs incurred in providing Administrative Overhead, 3.0% of the Construction Costs, other than the portion of the Construction Costs described in Section 2.1(a)(i) of the Agreement.

(B) The Operator may charge the Operating Account or AFE, as applicable, each month in which it exercises operational control over the entirety of the NSL Pipeline, in complete satisfaction of all costs incurred in providing Administrative Overhead, the sum of $15,000.00 per month. The charge for Administrative Overhead will be pro-rated for periods of less than a month.

(C) For periods of time during which the Operator exercises operational control only over one or more Segments, the above fee will be pro-rated based upon the percentage of the entirety of the NSL Pipeline which the Segment or Segments make up.

(D) The monthly fee charged by the Operator will be reviewed once each year by the Management Committee, in connection with the review of the operating budget (as described in Section 5.4 of the Agreement). If the review results in a finding that the fee is insufficient or excessive, the fee will be amended effective January 1 of the succeeding year. No change to the fee will be made retroactively, and no change may be made without the written consent of the Operator.

SECTION 3: DIRECT CHARGES

3.1 Direct Expenses. When incurred in connection with the construction or operation of the NSL Pipeline, subject to the limitations set forth in this Section 3, the Constructor or Operator, as applicable, may charge the AFE or the Operating Account, as applicable, for the expenses described in this Section 3 (the “Direct Expenses”).

3.2 Services.

(A) The Direct Expenses include the salaries and wages of employees of a Party directly engaged in the following activities, on either a full time or temporary basis (collectively, the “Services”):

(1)	construction, maintenance, protection, repair, operation, alteration, and abandonment of the NSL Pipeline and right of way acquisition and management;

(2)	the direct supervision of a Party’s employees performing the Services, including the direct supervision or audit of third parties contracted to perform any of the Services.

(B) With respect to the Services, the Direct Expenses will also include the following described items, to the extent they relate to the portion of the person’s time spent providing the Services:

(1)	on either an “as and when paid” basis, or as a percentage of the salaries of the employees providing the Services, based on the charging Party’s cost experience:

(a)	the reasonable cost of holiday, vacation, sickness, disability benefits, social security and other customary allowances paid to employees performing the Services; and

(b)	the travel, transportation and other reimbursable expenses reasonably incurred in connection with performing the Services, by employees performing the Services; and

(2)	the actual cost of established employee benefit plans covering:

(a)	group life insurance;

(b)	health insurance;

(c)	pension and retirement;

(d)	stock purchase or savings plan; and

(e)	other similar plans.

(C) The charges to the AFE or the Operating Account for costs set forth in this Paragraph 3.2 will be pro-rated according to the amount of time the employees performing the Services spend directly employed on the NSL Pipeline.

3.3 Other Direct Expenses. The Constructor or Operator, as applicable, may charge the AFE or the Operating Account, as applicable, for the amounts paid to third parties, after deducting any discounts received, for the following described items:

(A) any fee paid under the terms of a contract approved by the Management Committee;

(B) expenditures or contributions imposed on the operations or property of the NSL Pipeline by any governmental authority;

(C) transportation costs attributable to moving Material to or from the NSL Pipeline, when:

(1)	Material is moved from a supply store or other receiving point; or

(2)	when Material is moved to or from a facility owned by a Party, in which case the AFE or the Operating Account will not be billed for any amount greater than the cost of moving like Material a distance equal to the distance from the nearest supply store or receiving point to the NSL Pipeline;

(D) subject to Article IX of the Agreement and the Insurance Schedule, damage and losses to NSL Pipeline due to fire, flood, storm, theft, accident or any other cause;

(E) subject to the terms of Article IX of the Agreement, the costs of handling, investigating, defending, prosecuting and settling litigation or claims or discharging liens, arising by reason of, or in connection with the construction or ownership of the NSL Pipeline, or which are necessary to protect or recover property associated with the NSL Pipeline, including attorney’s fees, but not including any charge for the services of Constructor’s or Operator’s in-house legal staff unless approved by the Management Committee (such services being considered a part of the Administrative Overhead under Section 2);

(F) subject to Section 10.2 of the Agreement, all taxes of every kind and nature assessed or levied or in connection with the NSL Pipeline, the operation thereof, or the production therefrom, if the taxes are paid by the Constructor or Operator for the benefit of the Parties;

(G) Material which will be accounted for as provided in Section 4; and

(H) any other direct expenses allowed under the Agreement.

SECTION 4: PROVISIONS WITH RESPECT TO MATERIAL

4.1 Manner of Charging for Material.

(A) Constructor or Operator, as applicable, is responsible for the personal property, equipment, or supplies acquired or held for use by them in respect to the NSL Pipeline (collectively, “Material”) and shall make proper and timely charges and credits for all transfers of Material affecting the NSL Pipeline.

(B) If Material is returned to a vendor for any reason, the AFE or the Operating Account must be credited when the Constructor or Operator, as applicable, receives adjustment from the vendor.

4.2 Material Supplied By a Party.

(A) Upon the consent of the Management Committee, Material may be supplied by the Constructor or Operator.

(B) If the Constructor or Operator supplies Material, the supplying Party may charge the AFE or the Operating Account, as applicable:

(1)	for new Material (“Condition A Material”):

(a)	other than tubular goods and line pipe, at the acquisition cost of such Material, as listed by a reliable supply store or f.o.b. railway receiving point nearest the NSL Pipeline where such Material is normally available;

(b)	for tubular goods, other than line pipe, at the acquisition cost of such goods on a maximum carload or barge load weight basis, regardless of quantity transferred, equal to the lowest published price f.o.b. railway receiving point or recognized barge terminal nearest the NSL Pipeline where such Material is normally available; and

(c)	for line pipe:

(i)	if under 30,000 pounds in quantity, at the acquisition cost of such pipe as listed by a reliable supply store nearest the NSL Pipeline where such Material is normally available; or

(ii)	if over 30,000 pounds in quantity, at a reasonable price determined by the Management Committee;

(2)	for used Material in sound and serviceable condition and suitable for reuse, without reconditioning (“Condition B Material”), 75% of the current price of the same Material if purchased new;

(3)

for used Material which cannot be classified as Condition “B” but which, after reconditioning, will be further serviceable for original function as good used Material or is currently serviceable for its original function but not suitable for reconditioning (“Condition C

Material”), 50% of the current price of the same Material if purchased new;

(4)	for obsolete Material or Material which cannot be classified as either Condition B Material or Condition C Material, a value commensurate with its use;

(5)	for Material no longer suitable for its original purpose, but usable for some other purpose, a price comparable with that of items normally used for such other purposes; and

(6)	for used Material in any condition, if the equivalent Material is not readily available due to reasons beyond the control of the Party supplying the Material (such as war or other national emergency), the supplying Party’s cost incurred when the Material was procured; provided that:

(a)	the supplying Party gives the Management Committee 30 days written notice of the intent to supply the Material; and

(b)	the other Party is given the opportunity to supply all or a portion of such Material from its own stocks.

4.3 Equipment and Facilities Furnished by Operator or Constructor.

(A) Constructor and Operator shall charge the AFE or the Operating Account, as applicable, for use of equipment and facilities owned by the supplying Party at rates commensurate with, and not in excess of, the currently prevailing rates for substantially similar equipment in the immediate area within which the NSL Pipeline is located.

(B) The Management Committee will periodically review, and adjust, if necessary, the rates charged under this Paragraph 4.3. The rates may not be adjusted retroactively without the consent of the Party charging the rates.

(C) The Party charging rates under this Paragraph 4.3 must inform the other Party in advance of the rates to be charged, if requested by the other Party.

SECTION 5: DISPOSAL OF MATERIAL

5.1 General.

(A) Either Constructor or Operator may transfer surplus Material by sale to third parties, by purchase for its own account or by division in kind with the other Party.

(B) If Material is transferred by the Constructor or Operator, the AFE or the Operating Account, as applicable, must be credited in the amounts set forth in this Article 5 within 30 days of the date of the transfer.

5.2 Sales to Third Parties. Sales to third parties of Material from the NSL Pipeline shall be credited by the Constructor or Operator to the AFE or the Operating Account, as applicable, at the net amount collected by the selling Party from vendees. Any claims by vendees related to such sales shall be charged back to the AFE or the Operating Account, as applicable, if and when paid by the selling Party.

5.3 Purchase By a Party or Division in Kind Between the Parties.

(A) The Constructor or Operator, as applicable, may, but is not obligated to, purchase, the interest of the other Party in surplus Material. Material purchased by either Constructor or Operator shall be credited to the AFE or the Operating Account, as applicable, by the purchasing Party within 30 days after the Material is removed by the purchasing Party.

(B) Division of Material in kind, if made between the Parties, shall be in proportion to the respective interests of each Party in such Material. Parties will thereupon be charged individually with the value of the Material received or receivable.

Proper credits shall be made by Constructor or Operator, as applicable, to the AFE or the Operating Account, as applicable.

(C) Unless otherwise agreed by the Management Committee, Material purchased by a Party, or divided in kind between the Parties, shall be priced on the following basis:

(1)	Condition A Material shall be priced on the same basis as used to price Condition A Material in Paragraph 4.2;

(2)	Condition B Material:

(a)	at 75% of current new price if Material was charged to AFE or the Operating Account as new; or

(b)	at 65% of the current new price if Material was originally charged to the AFE or the Operating Account as used Material at 75% of the new price;

(3)	Condition C Material, at 50% of current new price;

(4)	Material no longer suitable for its original purpose without excessive repair costs (“Condition D Material”), at a price comparable with that of items normally used for such other purpose;

(5)	junk Material, at prevailing prices; and

(6)	Material the use of which was temporary in nature, at a price basis that will leave a net charge to the AFE or the Operating Account consistent with the value of the service rendered. Any transfer of material or equipment from the NSL Pipeline with a net book value in excess of $250,000.00 shall be subject to agreement of the Parties.

SECTION 6: INVENTORIES

6.1 Periodic Inventories, Notice, Representation.

(A) The Constructor and Operator must maintain detailed records of Material in their control that is generally considered controllable by the industry (“Controllable Material”). Material is controllable if it is defined as such in the most recent edition of the Material Classification Manual issued by the Council of Petroleum Accounting Societies.

(B) The Constructor and Operator must inventory the Controllable Material at reasonable intervals. The Constructor and Operator must give the other Party a reasonable opportunity to be present during any inventory. Failure of the Parties to be represented at any inventory shall bind them to accept the inventory taken by Constructor or Operator, as applicable. A copy of the inventory report must be furnished to the Management Committee within 30 days of the inventory completion.

6.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the AFE and the Operating Account shall be made, and a list of overages and shortages shall be jointly determined by Constructor and Operator and the Parties. Inventory adjustments shall be made by the Constructor to the AFE, or by Operator to the Operating Account, for overages and shortages.

6.3 Special Inventories. Special Inventories may be taken whenever there is any sale or change of interest in the NSL Pipeline. It shall be the duty of the Party selling to notify all others concerned as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by the inventory.

SCHEDULE OF DEFINITIONS

Term	Paragraph Where Defined
“Accounting Procedure”	1.1

“Administrative Overhead”	2.1

“Agreement”	1.1

“Controllable Material”	6.1

“Condition A Material”	4.2(B)

“Condition B Material”	4.2(B)

“Condition C Material”	4.2(B)

“Condition D Material”	5.3(C)

“Condition E Material”	5.3(C)

“Direct Expenses”	3.1

“Material”	4.1

“Services”	3.2

EXHIBIT B

OPERATIONAL SPECIFICATIONS

The NSL Pipeline will be designed to have at least the following operational capabilities:

(1)	Initial Design Gas Transportation Capacity:

(a)	of the NSL Pipeline Zone: 225 MMcf per day;

(b)	of the NSL Pipeline: 600 MMcf per day.*

(2)	Maximum Allowable Operating Pressure of the NSL Pipeline: 1000 psig.

*	This is the modeled capacity of 45 miles of 30 inch pipeline from Justin to Collin. Utilization of this capacity is dependent on many factors, including, but not limited to, expansion or fortification of upstream and downstream facilities.

EXHIBIT C

CERTIFICATE OF COMPLETION

The undersigned, as the representative of Atmos Pipeline - Texas, a division of Atmos Energy Corporation (“Atmos”), has inspected the Segment described below and finds it: (i) to have been constructed in accordance with the standards set forth in the Agreement; and (ii) to be operational and capable of fulfilling the purposes for which it is designed. The described Segment is therefore certified complete for the purposes stated in the Agreement, as the __ day of ___________, 200__.

SEGMENT DESCRIPTION

Capitalized terms used herein and not defined herein will have the meaning given to such terms in the Pipeline Construction and Operating Agreement (the “Agreement”) by and between Atmos and Energy Transfer Fuel, LP, dated November __, 2005.

By:
Name:
Title:
For Atmos Pipeline - Texas

EXHIBIT D

GAS QUALITY, MEASUREMENT AND TESTING

I. GENERAL

1.1 Definition. This Gas Quality, Measurement and Testing Addendum is attached to and made a part of that certain Pipeline Construction and Operating Agreement by and between Atmos Pipeline - Texas, a division of Atmos Energy Corporation and Energy Transfer Fuel, LP (the “Agreement”).

1.2 Conflict with Agreement. Capitalized terms used in this Addendum, if not defined in the Schedule of Definitions attached hereto, will have the meaning given to such term in the Agreement. In the event of a conflict between any other provisions of this Addendum and the provisions of the Agreement, the provisions of the Agreement will control.

II. QUALITY

2.1 Delivered and Redelivered Gas. Gas delivered into and redelivered from the NSL Pipeline must be merchantable Gas and, upon delivery and redelivery, must:

(A) have a total Gross Heating Value of not less than 950 Btu’s per cubic foot nor greater than 1,100 Btu’s per cubic foot;

(B) not contain more than 0.05% by volume of oxygen;

(C) have a temperature of not more than 120º nor less than 40º Fahrenheit;

(D) have a hydrocarbon dew point not to exceed 40° Fahrenheit at the delivery pressure;

(E) not contain more than 5 grains of total sulphur per 100 cubic feet, consisting of not more than  1/4 grain of hydrogen sulfide and not more than 1 grain of mercaptan sulphur;

(F) not contain more than 2% by volume of carbon dioxide (“CO2”);

(G) not contain more than 7 pounds of water vapor per million cubic feet of Gas;

(H) not contain more than a total of 4% by volume non-hydrocarbon and inert gases;

(I) be free of water or hydrocarbons in the liquid phase; and

(J) be commercially free from dust, gum, gum-forming constituents, or other liquid or solid matter which might become separated from the Gas in the course of transportation through the NSL Pipeline or which might cause injury to or interfere with the proper operation of the NSL Pipeline.

2.2 Failure to Meet Quality Specifications. Operator may refuse to accept delivery of any Gas that does not meet the quality specifications set forth above.

III. MEASUREMENT.

3.1 Measurement Equipment.

(A) The Operator must:

(1)	install, operate and maintain metering facilities of standard type, in accordance with the Agreement and the directions of the Management Committee;

(2)	acquire volume and energy calculations from all installed Gas measurement equipment;

(3)	arrange for the inspection, testing, calibration and adjustment of the installed Gas measurement equipment on a regular schedule in accordance with good operating practices;

(4)	give the non-Operator Party sufficient notice to offer a reasonable opportunity to be present at any tests; and

(5)	retain records relating to the Gas measurement equipment and the Gas measured thereby for a period of not less than 2 years.

(B) The non-Operator Party has the right:

(1)	to be present when any measuring equipment is installed, read, cleaned, changed, repaired, inspected, tested, calibrated or adjusted; and

(2)	subject to their return within 30 days after receipt, to inspect the records and related calculations upon request.

3.2 Units. As defined in §91.052 of the Texas Natural Resources Code, the unit of volume for Gas measurement hereunder will be 1 cubic foot of Gas:

(A) at a base temperature of 60° Fahrenheit; and

(B) at a pressure of 14.65 pounds per square inch absolute (“psia”).

3.3 Measurement Specifications.

(A) Orifice metering must be performed in accordance with the latest version of A.G.A. Report No. 3 – ANSI/API 2530.

(B) Positive displacement and rotary metering must be performed in accordance with the latest version of ANSI B109.1, B109.2 or B109.3.

(C) Turbine metering must be performed in accordance with the latest version of A.G.A. Report No. 7.

(D) Ultrasonic metering must be performed in accordance with the latest version of A.G.A. Report No. 9.

(E) Electronic Gas measurement must be performed in accordance with the latest version of the API Manual of Petroleum Measurement Standards, Chapter 21 – Flow Measurement Using Electronic Metering Systems.

(F) Coriolis metering must be performed in accordance with the latest version of AGA Report No. 13.

3.4 Pressure Base. Unless otherwise determined by the Standard Gas Measurement Law, Chapter 91, Subchapter C of the Texas Natural Resources Code, the atmospheric (barometric) pressure will be presumed, to be 14.4 psia (irrespective of variations in actual atmospheric pressure from time to time) for purposes of meter calibration and Gas measurement.

3.5 Temperature Measurement. The temperature of the Gas will be determined by the continuous use of a recording thermometer. The temperatures recorded each day, during periods of flow only, will be used in computing the Gas volume for that day.

3.6 Specific Gravity. The specific gravity of the Gas may be determined by means of:

(A) a chromatograph, in which case the specific gravity recorded each day, during periods of flow only, must be used in computing the Gas volume for that day; or

(B) a continuous sample taken at the delivery points and the redelivery points, in which case the specific gravity of the Gas must be determined at intervals of not more than 1 month, by fractional analysis calculated on a real Gas basis in accordance with ANSI/ASTM D3588-79 as it is now and from time to time may be revised, amended or supplemented. Specific gravities so determined will be used in calculating Gas deliveries hereunder for the month in which the test is made and all succeeding months until a new sample is taken.

3.7 Gross Heating Value. The Gross Heating Value of the Gas will be determined:

(A) by means of a chromatograph or other recording device generally acceptable in the industry, in which case the arithmetical average of the hourly Gross Heating Value recorded each day, during periods of flow only, will be considered as the Gross Heating Value of the Gas delivered or redelivered during such day; or

(B) if a recording device is not available, by the use of a continuous sample taken at the delivery points and redelivery points at 1 month intervals, in which case the Gross Heating Value will be obtained by chromatographic analysis in accordance with ANSI/ASTA D3588-79, on a real Gas basis, using the value of the physical constants for the Gas compounds set forth therein. The Gross Heating Value of the Gas so determined will be used in calculating Gas deliveries for the month in which the sample is taken and all succeeding months until such time as a new sample is taken.

3.8 Standards. All measurement volumes will be corrected for super-compressibility and deviation from the Ideal Gas Laws, as determined by use of tables or formulas published by the AGA (AGA 8 Detailed, AGA-Gross or NX-19), as amended, revised or supplemented from time to time.

3.9 Inaccuracy or Failure of Measurement Equipment.

(A) If any Gas measurement equipment is found to be inaccurate by 1% or more when tested, the Operator must correct:

(1)	the registration of the equipment so that it measures accurately; and

(2)	any Gas accounting based upon the incorrect registration, at the rate of the inaccuracy:

(a)	for any period during which the inaccuracy is definitely known or agreed upon; or

(b)	for any period not known or agreed upon, for a period extending back 1/2 of the time elapsed since the day of the last calibration.

(B) If any Gas measurement equipment is, for any reason, out of service or out of repair, so that the quantity of Gas deliveries or redeliveries through such meter cannot be ascertained or computed by actual measurement, the quantity of Gas delivered during such period will be estimated upon the basis of the best available data, using the first of the following methods which is feasible:

(1)	by using the registration of any check measuring equipment of any Party;

(2)	by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or

(3)	by estimating the quantity of deliveries or redeliveries during preceding periods under similar conditions when the meter was registering accurately.

SCHEDULE OF DEFINITIONS

“Btu’s” means British Thermal Units.

CO2” is defined in Section 2.1.

“Gas” means natural Gas produced from Gas wells, vaporized natural Gas liquids, Gas produced in association with oil (casinghead Gas) and/or the residue Gas resulting from processing casinghead Gas and/or Gas well Gas.

“Gross Heating Value” means the total heating value of the Gas, expressed in Btu per cubic foot, determined at a temperature of sixty (60) degrees Fahrenheit, saturated with water vapor and under a pressure equivalent to that of thirty (30) inches of mercury at thirty-two (32) degrees Fahrenheit, converted to base conditions of sixty (60) degrees Fahrenheit and an absolute pressure of fourteen and sixty-five one hundredths (14.65) pounds per square inch and adjusted to reflect actual water vapor content.

“N2” is defined in Section 3.8.

“psia” is defined in Section 3.2.

EXHIBIT E

CAPACITY RECALL AND EXCHANGE PROVISIONS

1.1 Purpose of This Exhibit E.

(A) The Parties acknowledge that the Gas moving within the NSL Pipeline Zone (as defined in the Agreement) will be received at the Receipt Points (as defined in the Agreement) and delivered at either the Collin Point, the Howard Point or other mutually agreeable points of delivery (collectively, the “ETF Delivery Points”).

(B) For purposes of this Exhibit E only, the “Howard Point” will include, in addition to the interconnection set forth in the Agreement, other mutually agreeable points that are in the vicinity of the Howard Point and that are useful to effectuate delivery of Gas to ETF on ETF’s Bethel-Howard Pipeline.

(C) The Parties further acknowledge that, under the terms and conditions set forth in this Exhibit E, and notwithstanding any transportation agreements entered into with respect to the NSL Pipeline, Atmos will have the right to partially or entirely suspend deliveries of Gas at the ETF Delivery Points in order to provide services to its distribution customers (the “Recall Rights”).

1.2 Effect of Recall Rights Exercise.

(A) If Atmos intends to exercise the Recall Rights, Atmos will endeavor to provide ETF at least 24 hours notice, but in any event, as much notice as is reasonably practicable under the circumstances, of its exercise of the Recall Rights, and an estimate of the quantity of Gas subject to the Recall Rights.

(B) If Atmos exercises the Recall Rights, Atmos and ETF will seek to effectuate the re-delivery to ETF, at the Secondary Delivery Points (as defined in Section

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1.3, below), of that quantity of Gas not delivered to ETF at the ETF Delivery Points, less the Retention Volumes (the “Equivalent Quantity”).

1.3 Delivery of the Equivalent Quantity.

(A) If Atmos exercises the Recall Rights, Atmos will simultaneously provide the Equivalent Quantity:

(1)	originally nominated for delivery at the Howard Point (the “Howard Equivalent Quantity”), at one or more of the following delivery points, listed in order of priority:

(a)	Oasis Katy, HPL Katy or Atmos Katy (collectively, the “Group A Points”). Atmos will use its best efforts to provide the Equivalent Quantity at the Group A Points, and the two Parties will exercise reasonable efforts to operationally accommodate the receipt and delivery of the Howard Equivalent Quantity at the Group A Points; or

(b)	if, through the exercise of the efforts under paragraph (a), above, such receipt and delivery can not be effectuated at the Group A Points, then the Parties will exercise reasonable efforts to operationally accommodate receipt and delivery of the Howard Equivalent Quantity at (in order of priority) Oasis Waha or Enterprise Waha (collectively, the “Group B Points”); or

(c)	if any or all of the Howard Equivalent Quantity cannot be delivered and received at the Group A and the Group B Points as set forth above, then deliveries will be made at the Bethel Point.

(2)	originally nominated for delivery at the Collin Point at one or more of the following delivery points, listed in order of priority:

(a)	the Kinder Morgan (NTP/NGPL TXOK) Point at Station 802 in Lamar County; or

(b)	the ETF interconnection with the Kinder Morgan North Texas Pipeline in Hunt County (the “Hunt Point”).

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(B) The Group A Points, the Group B Points, the Bethel Point, the Kinder Morgan (NTP/NGPL TXOK) Point and the Hunt Point are referred to herein collectively as the “Secondary Delivery Points.”

(C) If all of the Equivalent Quantity cannot be delivered at the applicable Secondary Delivery Points, Atmos may nevertheless exercise the Recall Rights with respect to the portion of the Equivalent Quantity that may be delivered at the Secondary Delivery Points, and the Parties will take all reasonable actions, including the use of other mutually agreeable points of delivery, to permit the exercise of the Recall Rights with respect to the entire Equivalent Quantity.

(D) Notwithstanding Section 1.3(A)(1), above, Atmos and ETF may mutually agree from time to time to deliver and receive the Howard Equivalent Quantity at other points that are not set forth herein.

1.4 Exchange Rights.

(A) ETF will provide supplies of Gas at certain delivery points on the ETF pipeline system (as set forth below) to assist Atmos in providing services to its gas distribution customers (the “Exchange Rights”) by effecting the delivery of Gas to Atmos at requested delivery points on the ETF system (each such requested transaction being an “Exchange”), so long as:

(1)	ETF has sufficient capacity available to make the Exchange without interrupting its customers; and

(2)	the Exchange does not negatively impact ETF economically or operationally.

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(B) If Atmos intends to exercise the Exchange Rights, Atmos will endeavor to provide ETF with at least 24 hours notice, but in any event, as much notice as is reasonably practicable under the circumstances, of its intent to exercise the Exchange Rights and an estimate of the quantity of Gas subject to the Exchange Rights.

(C) If Atmos requests an Exchange, and ETF, in its sole reasonable opinion can accomplish the Exchange, under the standards set forth in paragraph (A), above, ETF will make Gas (the “Exchange Quantity”) available to Atmos at the following delivery points on the existing ETF pipeline system (collectively, the “Exchange Delivery Point(s)”):

(1)	Springtown;

(2)	North Fort Worth; and

(3)	the Collin Point.

(D) ETF will also make Gas available to Atmos to assist Atmos in providing services to its distribution customers, to the extent that ETF has Gas available, at:

(1)	when constructed, ETF’s North Main Point; and

(2)	when constructed, one or more delivery point(s) on the Bastrop Line.

(E) If Atmos receives an Exchange Quantity, Atmos will simultaneously provide an equivalent quantity of Gas at the Group A Points, the Group B Points and the Bethel Point, in the same order of priority described in Section 1.3(a)(1) above.

1.5 Provisions Applicable to Both Recall Rights and Exchange Rights.

(A) The Parties agree that as of the date of this Agreement, neither Party is aware of any costs associated with the exercise of the Recall Rights or the Exchange

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Rights nor do the Parties intend that the exercise of the Recall Rights or the Exchange Rights will cause either Party to interrupt customers. Notwithstanding the foregoing, if ETF will incur, or at any time thereafter incurs, any Exchange Costs, ETF will so notify Atmos. Atmos will not be responsible for any Exchange Costs incurred prior to such notification by ETF, but will be responsible for Exchange Costs after such notification if ETF is instructed to proceed with the Exchange or the exercise of the Recall Rights. The term “Exchange Costs” means: (i) a change in operating conditions that will result in additional costs to ETF on its system or any affiliated systems; or (ii) charges from third parties as a result of the Exchange or the exercise of the Recall Rights.

(B) The Parties recognize that portions of the Gas hereunder may be transported or measured by third parties, and therefore, the measurement of gas under this Agreement may involve the allocation of gas receipts or deliveries. The Parties will endeavor to work with such third parties in order to effectuate the delivery of the Gas hereunder. Each Party will furnish or cause to be furnished to the other Party all data required to accurately account for all Gas received and delivered hereunder.

(C) Gas made available to ETF at the Secondary Delivery Point(s) must meet the quality specifications set forth in the Gas Quality, Measurement and Testing Schedule attached to the Agreement.

(D) Atmos will reimburse ETF for any taxes ETF incurs that ETF would not otherwise have incurred, by reason of the exercise of the Recall Rights or the Exchange Rights.

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1.6 Interpretation.

(A) This Exhibit E is attached to and made a part of that certain Pipeline Construction and Operating Agreement by and between Atmos and ETF, dated November __, 2005 (the “Agreement”).

(B) Capitalized terms used in this Exhibit E, if not defined in context, will have the meaning given to such terms in the Agreement or the Gas Quality, Measurement and Testing Schedule.

(C) For the purpose of interpreting this Exhibit E, any inconsistencies in definitions will be governed by the definitions set forth in this Exhibit E. In the event of a conflict between any other provisions of this Exhibit E and the provisions of the Agreement, the provisions of this Exhibit E will control.

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EXHIBIT F

PARTIAL ASSIGNMENT AND ASSUMPTION OF EASEMENTS AGREEMENT

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DENTON	§

THAT, for and in consideration of the sum of $1.00 paid to ATMOS ENERGY CORPORATION, a Texas and Virginia corporation (hereinafter “Assignor”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor has partially assigned, transferred and conveyed, and by these presents does hereby partially assign, transfer and convey unto ENERGY TRANSFER FUEL, LP, a Delaware limited partnership (hereinafter “Assignee”), part of Assignor’s right, title and interest as Grantee under those certain Easement Agreements listed in Schedule 1 attached hereto and incorporated herein (hereinafter collectively referred to as the “Easements”). The rights under the Easements herein partially assigned to Assignee include the right to install, construct and lay an additional natural gas pipeline over, across, through and under the real properties described in and burdened by the Easements, subject to the terms and conditions of the Easements. No rights are conferred upon Assignee hereunder greater than those held by Assignor as the grantee under the Easements.

In consideration of Assignor’s partial assignment of its right title and interest under the Easements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee does hereby expressly assume and agrees to fully perform and discharge the obligations and duties under the Easements with respect to any additional pipeline installed, constructed or laid by Assignee.

This Agreement and the partial assignment herein made is expressly subject to the execution by both Assignor and Assignee of that certain Pipeline Construction and Operating Agreement regarding the pipeline to be constructed in Denton and Collin Counties and commonly known as the North Side Loop (the “NSL”). In the event the foregoing agreement is not executed by Assignor and Assignee within sixty (60) days after the date hereof, then this Agreement shall be of no further force or effect and all right, title or interest partially assigned to Assignee hereunder shall automatically revert to Assignor.

Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) incurred by the breach or nonperformance by Assignee of any term, covenant or provision of the Easements for which Assignee is responsible pursuant to this Assignment and Assumption.

Partial Assignment and Assumption of Easements Agreement

IN WITNESS WHEREOF the undersigned have executed the above and foregoing instrument as of the 1st day of March, 2005.

ASSIGNOR:

ATMOS PIPELINE-TEXAS, a division of Atmos Energy Corporation

By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Sr. Vice President and
General Counsel

ASSIGNEE:

ENERGY TRANSFER FUEL, LP

By:	/s/ MARK L. BOUNDS
Its:	V P Engineering

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned notary public, on this day personally appeared Louis P. Gregory, known to me to be the Sr. VP, Gen. Counsel of Atmos Energy Corporation, a Texas and Virginia corporation, and acknowledged that he/she executed the above and foregoing instrument for and on behalf of said corporation, and as the act and deed of said corporation.

WITNESS MY HAND AND OFFICIAL SEAL this 11th day of April, 2005.

/s/ JAYNE A. ZABALA
Notary Public

My Commission Expires:

12/13/2005

[SEAL]	JAYNE A. ZABALA NOTARY PUBLIC STATE OF TEXAS COMMISSION EXPIRES: DECEMBER 13, 2005

Partial Assignment and Assumption of Easements Agreement

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

BEFORE ME, the undersigned notary public, on this day personally appeared Mark L. Bounds, known to me to be the VP Engineering of Energy Transfer Fuel, LP, a Delaware limited partnership, and acknowledged that he/she executed the above and foregoing instrument for and on behalf of said corporation, and as the act and deed of said corporation.

WITNESS MY HAND AND OFFICIAL SEAL this 14th day of April, 2005.

/s/ JOAN BROGLEY
Notary Public

My Commission Expires:

March 16, 2008

[SEAL]	JOAN BROGLEY Notary Public State of Texas My Commission Expires MARCH 16, 2008

Partial Assignment and Assumption of Easements Agreement

SCHEDULE 1

Easement dated March 24, 1928 from A. J. Ramsey to Lone Star Gas Company recorded in Volume 217, Page 508, Deed Records of Denton County, Texas.

Easement dated November 7, 1932 from Frank F. Taylor to Lone Star Gas Company recorded in Volume 241, Page 612, Deed Records of Denton County, Texas.

Easement dated March 15, 1928 from H. F. Schweer to Lone Star Gas Company recorded in Volume 218, Page 572, Deed Records of Denton County, Texas.

Easement dated March 15, 1928 from Mrs. J. W Tincher to Lone Star Gas Company recorded in Volume 217, Page 502, Deed Records of Denton County, Texas.

Easement dated March 13, 1928 from J. F. Morgan to Lone Star Gas Company recorded in Volume 217, Page 503, Deed Records of Denton County, Texas.

Easement dated March 14, 1928 from J. H. Cagle to Lone Star Gas Company recorded in Volume 220, Page 59, Deed Records of Denton County. Texas.

Easement dated March 14, 1928 from T. B. Cagle to Lone Star Gas Company recorded in Volume 220, Page 61, Deed Records of Denton County, Texas.

Easement dated March 13, 1928, from J. L. Catlett, et al to Lone Star Gas Company recorded in volume 225, Page 600, Deed Records of Denton County, Texas.

Easement dated May 1, 1963, from S H Gnffin and wife, Myrtle Griffin to Lone Star Gas Company recorded in volume 497, Page 637, Deed Records of Denton County, Texas.

Easement dated May 7, 1963, from J W. Thomas to Lone Star Gas Company recorded in Volume 497, Page 649, Deed Records of Denton County, Texas.

Easement dated April 18, 1963, from Maude A. Wallin to Lone Star Gas Company recorded in Volume 497, Page 653, Deed Records of Denton County, Texas.

Easement dated May 2, 1963, from Nancy O. Sullivan to Lone Star Gas Company recorded in Volume 497, Page 648, Deed Records of Denton County, Texas.

Easement dated April 29, 1963, from Eward Williams, a single man, Mary L. Smith, a widow and William O Fox, a single man to Lone Star Gas Company recorded in Volume 497, Page 658, Deed Records of Denton County, Texas.

Easement dated June 3, 1963, from Venita Davis and husband, Chisholm to Lone Star Gas Company recorded in Volume 497, Page 636, Deed Records of Denton County, Texas.

Easement dated May 3, 1963, from D. L. Myers to Lone Star Gas Company recorded in Volume 497, Page 639, Deed Records of Denton County, Texas.

Partial Assignment and Assumption of Easements Agreement

EXHIBIT G

FORM OF

CONVEYANCE, ASSIGNMENT AND BILL OF SALE

This CONVEYANCE, ASSIGNMENT AND BILL OF SALE (“Conveyance”) is executed this      day of                     , 200    , and is from ENERGY TRANSFER FUEL, LP, a Delaware limited partnership (“ETF”), having as its address 2838 Woodside, Dallas, Texas 75204, to ATMOS PIPELINE - TEXAS, a division of ATMOS ENERGY CORPORATION, a Texas and Virginia corporation (“Atmos”), having as its address 5420 LBJ Freeway, Suite 1500, Dallas, Texas 75240-2601. ETF and Atmos each may be referred to in this Conveyance individually as a “Party” and collectively as the “Parties.”

BACKGROUND

1. ETF and Atmos entered into that certain Pipeline Construction and Operating Agreement, dated November     , 2005 (the “Agreement”), whereby the Parties agreed to jointly construct a 30 inch pipeline, approximately 45 miles in length (the “NSL Pipeline”) in Denton County, Texas.

2. Pursuant to the Agreement, when certain construction milestones have been met and Atmos has made certain monetary contributions, ETF will assign to Atmos a 50 percent (50%) undivided interest in and to the real and personal property rights associated with the NSL Pipeline.

3. The requirements having been met, ETF and Atmos have entered into this Conveyance.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

ASSIGNMENT

1.1 Assigned Property. For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by ETF, ETF hereby TRANSFERS, GRANTS, BARGAINS, SELLS, CONVEYS and ASSIGNS to Atmos an undivided      percent (    %) interest (the “Purchased Percentage”) in and to all of ETF’s right, title and interest in and to the following described property (the Purchased Percentage in which will be referred to herein collectively as the “Assigned Property”):

(A) All of ETF’s interest in and to the easements, right of way agreements and other interests in real property associated with the NSL Pipeline and more particularly described on Exhibit A, attached hereto and made a part hereof (collectively, the “Easements”); and

Exhibit G - Page 1

(B) all of ETF’s interest in and to the pipe, valves, meters, cathodic protection equipment and other appurtenances associated with and necessary for the operation of the NSL Pipeline.

1.2 Habendum; Warranty. TO HAVE AND TO HOLD, subject to the terms, exceptions and other provisions herein stated, the Assigned Property unto Atmos and its successors and assigns forever.

ARTICLE II

MISCELLANEOUS

2.1 Subject to Agreement. This Conveyance is expressly made subject to the terms of the Agreement, and to the terms of the Easements.

2.2 Further Assurances. The Parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to more effectively convey, transfer to or vest in Atmos the Assigned Property or to better enable Atmos to realize upon or otherwise enjoy any of the Assigned Property or to carry into effect the intent and purposes of the Agreement and this Conveyance, including the execution of forms required by any regulatory authority having jurisdiction over the Assigned Property.

2.3 Sufficient Descriptions. Reference is made to the land descriptions contained in the documents of title recorded as described in Exhibit A. To the extent that any land descriptions in Exhibit A are incorrect or not legally sufficient, the land descriptions contained in the documents so recorded are incorporated by this reference. All recording references in Exhibit A are to the real property records of Denton County, Texas.

Exhibit G - Page 2

2.4 Successors and Assigns. The provisions of this Conveyance shall bind and inure to the benefit of ETF and Atmos and their respective successors and permitted assigns.

2.5 Counterparts. This Conveyance may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, for recording and all other purposes, but all such counterparts shall constitute but one Conveyance. This Conveyance may convey properties in one or more counties, and a counterpart, with the relevant Exhibit A, may be filed in each county in which the property conveyed is located. Exhibit A is incorporated herein and made a part hereof.

[Signatures on the following page.]

Exhibit G - Page 3

IN WITNESS WHEREOF, the Parties have caused this Conveyance to be duly executed as of the day and year first above written.

ENERGY TRANSFER FUEL, LP
By:	Energy Transfer Fuel GP, LLC, its general partner

By:
Name:
Title:

ATMOS PIPELINE - TEXAS
a division of Atmos Energy Corporation

By:
Name:
Title:

Exhibit G - Page 4

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on                                                  , 200    , by                                     , as                                      of Energy Transfer Fuel GP, LLC, the general partner of Energy Transfer Fuel, LP, on behalf of such limited liability company and limited partnership.

Notary Public in and for the State of Texas
Printed Name:

Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on                                                  , 200    , by                                         , as                                      of Atmos Energy Corporation, on behalf of such corporation.

Notary Public in and for the State of Texas
Printed Name:

Commission Expires:

Exhibit G - Page 5

EXHIBIT A

EASEMENTS

Attached to and made a part of that certain Conveyance, Assignment and Bill of Sale from Energy Transfer Fuel, LP to Atmos Pipeline - Texas, a division of Atmos Energy Corporation.

Exhibit G - Page 6

EXHIBIT H

FORM OF

MEMORANDUM OF PIPELINE CONSTRUCTION AND OPERATING AGREEMENT

THIS MEMORANDUM OF PIPELINE CONSTRUCTION & OPERATING AGREEMENT (this “Memorandum”) is executed and recorded pursuant to the terms of that certain Pipeline Construction and Operating Agreement (the “Agreement”), by and between ATMOS PIPELINE - TEXAS, a Division of Atmos Energy Corporation, a Texas and Virginia corporation (“Atmos”) and ENERGY TRANSFER FUEL, LP, a Delaware limited partnership (“ETF”). Atmos and ETF may sometimes be referred to collectively as “Parties” or individually as a “Party.”

PURPOSE OF THE PIPELINE CONSTRUCTION AND OPERATING AGREEMENT

The Parties have agreed to construct and operate a natural gas pipeline (the “NSL Pipeline”) to serve gas distribution customers in developing areas of North Texas and to provide gas producers and other shippers in the Fort Worth Basin area of Texas with pipeline capacity to reach markets on both the Atmos and ETF pipeline systems. Pursuant to the construction of the NSL Pipeline, the Parties have entered into the Agreement dated as of November     , 2005, covering the rights of the Parties with respect to the NSL Pipeline and the associated easements, right of way agreements and other interests in real property more particularly described on Exhibit A, attached hereto and made a part hereof and the associated personal property.

The Parties each own an undivided 50% interest in and to the NSL Pipeline, and the NSL Pipeline, when complete, will be operated by Atmos.

Section 6.5 of the Agreement provides for the creation and attachment of a lien for default in payment of sums due under the terms of the Agreement. The Parties desire the right to file and perfect such a lien, and, in order to enable each Party to do so, the terms of the Agreement are incorporated into this Memorandum for all purposes. A complete copy of the Agreement is maintained at the offices of each Party.

This Memorandum is placed of record for the purpose of placing all persons on notice of the existence of the Agreement. The Agreement shall be deemed to be binding on Atmos and ETF and their successors and assigns, and in full force and effect until terminated pursuant to the terms of the Agreement.

Exhibit H - Page 1

This Memorandum is signed by Atmos and ETF as of the date of acknowledgment of their signatures below, but is deemed effective for all purposes as of November     , 2005.

ATMOS PIPELINE - TEXAS, a division of Atmos Energy Corporation

By:
J.D. Woodward
Senior Vice President
Atmos Energy Corporation

ENERGY TRANSFER FUEL, LP
By:	Energy Transfer Fuel GP, LLC, its general partner

By:
Mackie McCrea
President

Exhibit H - Page 2

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on                                                      , 2005, by J.D. Woodward, as Senior Vice President of Atmos Energy Corporation, on behalf of such corporation.

Notary Public in and for the State of Texas
Printed Name:

Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on                                                      , 2005, by Mackie McCrea, as President of Energy Transfer Fuel GP, LLC, the general partner of Energy Transfer Fuel, LP, on behalf of such limited liability company and limited partnership.

Notary Public in and for the State of Texas
Printed Name:

Commission Expires:

Exhibit H - Page 3

EXHIBIT A

EASEMENTS

Attached to and made a part of that certain Memorandum of Pipeline Construction and Operating Agreement by and between Energy Transfer Fuel, LP and Atmos Pipeline - Texas, a division of Atmos Energy Corporation.

Exhibit H - Page 4